UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FILED PURSUANT TO RULE 424(b)(4)
SEC FILE NUMBER 333-146432

PROSPECTUS	October 18, 2007

UPSTREAM BIOSCIENCES INC.
A NEVADA CORPORATION

4,745,002 SHARES OF COMMON STOCK OF UPSTREAM BIOSCIENCES INC.
_________________________________

The prospectus relates to the resale to the public by certain selling shareholders of Upstream Biosciences Inc. of:

  up to 666,667 shares of our common stock issued in a private placement on February 28, 2007.

  up to 666,667 shares of our common stock which may be issued upon the exercise of Series A Warrants issued in connection with the private placement on February 28, 2007.

  up to 666,667 shares of our common stock which may be issued upon the exercise of Series B Warrants issued in connection with the private placement on February 28, 2007.

  up to 666,667 shares of our common stock issued in a private placement on May 8, 2007.

  up to 666,667 shares of our common stock which may be issued upon the exercise of Series A Warrants issued in connection with the private placement on May 8, 2007.

  up to 666,667 shares of our common stock which may be issued upon the exercise of Series B Warrants issued in connection with the private placement on May 8, 2007.

  up to 745,000 shares of our common stock issued pursuant to the terms of a share exchange agreement dated August 17, 2007.

Each Series A Warrant entitles the holder to purchase one additional share of our common stock at an exercise price of $1.75 for a period of two years from the closing date. Each Series B Warrant entitles the the holder to purchase one additional share of our common stock at an exercise price of $1.85 for a period of two years from the closing date.

The shares were acquired by the selling stockholders directly from our company in private transactions that were exempt from the registration requirements of the Securities Act of 1933. The selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. Our common stock is quoted on the OTC Bulletin Board under the symbol "UPBS". On September 28, 2007 the closing bid price for one share of our common stock on the OTC Bulletin Board was $0.38.

We will not receive any proceeds from the resale of shares of common stock by the selling stockholders, although we may receive proceeds of up to $4,800,002.40 if all of the Series A and Series B Warrants are exercised. We will pay for all costs associated with this registration statement and prospectus.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 3 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is October 18, 2007.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

As used in this prospectus, the terms " we", "us", "our", the "company" and "Upstream Biosciences" mean Upstream Biosciences Inc. and our wholly owned subsidiary.

All dollar amounts refer to United States dollars unless otherwise indicated.

PROSPECTUS SUMMARY

Our Business

We were incorporated pursuant to the laws of the State of Nevada on March 20, 2002 under the name Integrated Brand Solutions Inc. On February 6, 2006, we changed our name to Upstream Biosciences Inc. We are engaged in the business of developing genetic diagnostic biomarkers for use in determining a patient's susceptibility to disease and predicting a patient's response to drugs. Our business strategy is to generate revenues through licensing our technologies or collaborating with third parties in the disease susceptibility, biomarkers identification, and drug response areas of cancer, primarily to companies that develop and/or market developing diagnostic products.

The address of our resident agent in Nevada is The Nevada Agency and Trust Company. Their address is Suite #880, 50 West Liberty, Reno Nevada 89501. Their telephone number is (775) 322-0626. Our principal executive office is located at Suite 100 -570 West 7th Avenue, Vancouver, British Columbia, Canada, V5Z, 4S6.

We are a development stage company. We anticipate that we will require $1,584,000 to fund our operating expenses for the next twelve month period.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on the audited consolidated financial statements for the nine month transition period ended September 30, 2006, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our audited consolidated financial statements contain additional note disclosures describing the circumstances that led to this disclosure by our independent auditors.

Number of Shares Being Offered

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 4,745,002 shares of our common stock. The offered shares were acquired by the selling stockholders in several private placement transactions. All of these transactions were exempt from the registration requirements of the Securities Act of 1933. The selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. Our common stock is presently traded on the OTC Bulletin Board under the symbol "UPBS". Please see the Plan of Distribution section at page 13 of this prospectus for a detailed explanation of how the common shares may be sold.

Number of Shares Outstanding

There were 47,827,710 shares of our common stock issued and outstanding as at September 26, 2007.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders, although we may receive proceeds of up to $4,800,002.40 if all of the Series A and Series B Warrants are exercised. We will incur all costs associated with this registration statement and prospectus.

SUMMARY OF FINANCIAL DATA

The following information includes selected audited consolidated financial information for our company for the nine month transition period ended September 30, 2006 and selected audited financial information for the years ended December 31, 2005 and 2004. On March 1, 2006, we closed a share exchange agreement, whereby we issued shares which represented approximately 54.2% of the issued and outstanding shares in the capital of our company. The transaction was deemed to be a reverse acquisition for accounting purposes which resulted in a deemed year end change of our company from March 31 to December 31. Upstream Canada, the acquired entity, was regarded as the predecessor entity as of March 1, 2006. On July 7, 2006, we elected to change our year end from December 31 to September 30, and we filed a transition report on Form 10-KSB for the nine month transition period ended September 30, 2006 in accordance with the Securities Exchange Act of 1934. In addition to the audited financial information set out above, the following information includes selected unaudited consolidated financial information of our company for the nine month interim period ended June 30, 2007 and 2006. The summarized financial information presented below is derived from and should be read in conjunction with our audited and unaudited financial statements, as applicable, including the notes to those financial statements, which are included elsewhere in this prospectus along with the section entitled "Plan of Operation" beginning on page 30 of this prospectus.

	Nine month transition period ended September 30, 2006 (Audited)	Nine month period ended September 30, 2005 (Unaudited)
Revenue	$Nil	$Nil
Net Loss for the Period	$(1,601,862)	$(51,795)
Loss Per Share - basic and diluted	$(0.03)	$(0.01)
	September 30, 2006 (Audited)	September 30, 2005 (Unaudited)
Working Capital (Deficiency)	$272,482	$(53,721)
Total Assets	$515,350	$32,280
Total Number of Issued Shares of Common Stock	44,847,077	6,000,000
Deficit	$(1,778,217)	$(51,413)

	Twelve months ended December 31, 2005 (Audited)	Twelve months ended December 31, 2004 (Audited)
Revenue	$47,000	$37,500
Net Loss for the Period	$(95,595)	$497
Loss Per Share - basic and diluted	$(0.02)	$0.00
	December 31, 2005 (Audited)	December 31, 2004 (Unaudited)
Working Capital (Deficiency)	$(94,698)	$897
Total Assets	$33,232	$27,405
Total Number of Issued Shares of Common Stock	6,000,000	6,000,000
Deficit	$(95,098)	$497

	Nine months ended June 30, 2007	Nine months ended June 30, 2006
Revenue	$Nil	$Nil
Net Loss for the Period	$(1,520,983)	$(1,370,596)
Loss Per Share - basic and diluted	$(0.03)	$(0.03)
	June 30, 2007	June 30, 2006
Working Capital	$1,674,804	$482,914
Total Assets	$1,940,949	$587,096
Total Number of Issued Shares of Common Stock	47,082,710	44,817,500
Deficit	$(3,299,200)	$(1,531,858)

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company's common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. You could lose all or part of your investment due to any of these risks.

RISKS RELATED TO THIS OFFERING

Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. We had 47,827,710 shares of common stock issued and outstanding as of September 26, 2007. When this registration statement is declared effective, the selling stockholders may be reselling up to 4,745,002 shares of our common stock, 2,078,334 of which are included in the number of our issued and outstanding common shares as of September 26, 2007, shown above.

Any significant downward pressure on the price of our common stock as the selling stockholders sell the shares of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

RISKS RELATED TO OUR BUSINESS

We have had negative cash flows from operations since inception. We will require significant additional financing, the availability of which cannot be assured, and if our company is unable to obtain such financing, our business may fail.

To date, we have had negative cash flows from operations and have depended on sales of our equity securities and debt financing to meet our cash requirements. Our ability to develop and, if warranted, commercialize our technologies, will be dependent upon our ability to raise significant additional financing. If we are unable to obtain such financing, we will not be able to fully develop our business. Specifically, we will need to raise additional funds to:

  support our planned growth and carry out our business plan;

  continue scientific progress in our research and development programs;

  address costs and timing of conducting clinical trials and seek regulatory approvals and patent prosecutions;

  address competing technological and market developments;

  establish additional collaborative relationships; and

  market and develop our technologies.

We may not be able to obtain additional equity or debt financing on acceptable terms as required. Even if financing is available, it may not be available on terms that are favorable to us or in sufficient amounts to satisfy our requirements. If we require, but are unable to obtain, additional financing in the future, we may be unable to implement our business plan and our growth strategies, respond to changing business or economic conditions, withstand adverse operating results and compete effectively. More importantly, if we are unable to raise further financing when required, we may be forced to scale down our operations and our ability to generate revenues may be negatively affected.

We have a history of losses and nominal operating results, which raise substantial doubt about our ability to continue as a going concern.

Since inception through June 30, 2007, we have incurred aggregate net losses of $3,299,200 from operations. We can offer no assurance that we will operate profitably or that we will generate positive cash flow in the future. In addition, our operating results in the future may be subject to significant fluctuations due to many factors not within our control, such as the level of competition and general economic conditions.

Our company's operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. No assurance can be given that we may be able to operate on a profitable basis.

Due to the nature of our business and the early stage of our development, our securities must be considered highly speculative. We are engaged in the business of developing and commercializing genetic biomarkers, which technology is in the development stage and we have not commenced the regulatory approval process for our technology. We have not realized a profit from our operations to date and there is little likelihood that we will realize any profits in the short or medium term. Any profitability in the future from our business will be dependent upon the successful commercialization or licensing of our core technology, which itself is subject to numerous risk factors as set forth herein.

We expect to continue to incur development costs and operating costs. Consequently, we expect to incur operating losses and negative cash flows until our technology gains market acceptance sufficient to generate a sustainable level of income from the commercialization or licensing of our technology. Our history of losses and nominal operating results raise substantial doubt about our ability to continue as a going concern, as described in the explanatory paragraph in our independent registered public accounting firm's report dated December 14, 2006, as well as in the notes to our consolidated financial statements, both of which are included in the nine-month transition report ended September 30, 2006.

We currently hold no patents on our proprietary technology and if we are not able to protect our proprietary technology, our company will suffer a material adverse effect.

We currently have five provisional patent applications of our technologies. We currently rely on the provisional patent applications and trade secrets to protect our proprietary intellectual property.

The departure of any of our management or any significant technical personnel or consultants we hire in the future, the breach of their confidentiality and non-disclosure obligations, or the failure to achieve our intellectual property objectives may have a material adverse effect on our business, financial condition and results of operations. We believe our success depends upon the knowledge and experience of our management and our ability to market our existing technology and to develop new technologies.

While we believe that we have adequately protected our proprietary technology, and we intend to take all appropriate and reasonable legal measures to protect it in the future, the use of our technology by a competitor could have a material adverse effect on our business, financial condition and results of operations. Our ability to compete successfully and achieve future revenue growth will depend, in part, on our ability to protect our proprietary technology and operate without infringing upon the rights of others. We may not be able to successfully protect our proprietary technology, and our proprietary technology may otherwise become known or similar technology may be independently developed by competitors. Competitors may discover novel uses, develop similar or more marketable technologies or offer services similar to our company at lower prices. We cannot predict whether our technologies and services will compete successfully with the technologies and services of existing or emerging competitors.

Our inability to complete our product development activities successfully may severely limit our ability to operate and finance operations.

Commercialization of our core technology will require significant additional research and development as well as substantial clinical trials. We believe that the United States will be the principal market for our technology, although we may elect to expand into Japan and Western Europe. We may not be able to successfully complete development of our core technology, or successfully market our technology. We, and any of our potential collaborators, may encounter problems and delays relating to research and development, regulatory approval and intellectual property rights of our technology. Our research and development programs may not be successful. Our core technology may not prove to be safe and efficacious in clinical trials, and we may not obtain the intended regulatory approvals for our core technology. Whether or not any of these events occur, we may not have adequate resources to continue operations for the period required to resolve the issue delaying commercialization and we may not be able to raise capital to finance our continued operation during the period required for resolution of that issue.

We may lose our competitiveness if we are not able to protect our proprietary technology and intellectual property rights against infringement, and any related litigation may be time-consuming and costly.

Our success and ability to compete depends to a significant degree on our proprietary technology. If any of our competitors copy or otherwise gain access to our proprietary technology or develop similar technologies independently, we may not be able to compete as effectively. The measures we have implemented to protect our proprietary technology and other intellectual property rights are currently based upon a combination of provisional patent applications and trade secrets. This, however, may not be adequate to prevent the unauthorized use of our proprietary technology and our other intellectual property rights. Further, the laws of foreign countries may provide inadequate protection of such intellectual property rights. We may need to bring legal claims to enforce or protect such intellectual property rights. Any litigation, whether successful or unsuccessful, may result in substantial costs and a diversion of our company's resources. In addition, notwithstanding our rights to our intellectual property, other persons may bring claims against us alleging that we have infringed on their intellectual property rights or claims that our intellectual property rights are not valid. Any claims against us, with or without merit, could be time consuming and costly to defend or litigate, divert our attention and resources, result in the loss of goodwill associated with our business or require us to make changes to our technology.

If our provisional patent applications and proprietary rights do not provide substantial protection, then our business and competitive position will suffer.

Our success depends in large part on our ability to develop, commercialize and protect our proprietary technology. However, patents may not be granted on any of our provisional or future patent applications. Also, the scope of any future patent may not be sufficiently broad to offer meaningful protection. In addition, any patents granted to us in the future may be successfully challenged, invalidated or circumvented so that such patent rights may not create an effective competitive barrier.

Our company may become subject to intellectual property litigation which may harm our business.

Our success depends in part on our ability to develop commercially viable products without infringing the proprietary rights of others. Although we have not been subject to any filed infringement claims, other patents could exist or could be filed which may prohibit or limit our ability to market our products or maintain a competitive position. In the event of an intellectual property dispute, we may be forced to litigate. Intellectual property litigation may divert management's attention from developing our technology and may force us to incur substantial costs regardless of whether we are successful. An adverse outcome could subject us to significant liabilities to third parties, and force us to curtail or cease the development and commercialization of our technology.

If our company commercializes or tests our technology, our company will be subject to potential product liability claims which may affect our earnings and financial condition.

We face an inherent business risk of exposure to product liability claims in the event that the use of our core technology during research and development efforts, including clinical trials, or after commercialization, results in adverse affects. As a result, we may incur significant product liability exposure, which may exceed any insurance coverage that we obtain in the future. Even if we elect to purchase such issuance in the future, we may not be able to maintain adequate levels of insurance at reasonable cost and/or reasonable terms. Excessive insurance costs or uninsured claims may increase our operating loss and affect our financial condition.

We have not generated any revenues from operations and if we are unable to develop market share and generate significant revenues from the commercialization or licensing of our technology, then our business may fail.

We operate in a highly competitive industry and our failure to compete effectively and generate income through the commercialization or licensing of our technology may adversely affect our ability to generate revenue. The business of developing genetic biomarkers is highly competitive and subject to frequent technological innovation with improved price and/or performance characteristics. There can be no assurance that our new or existing technologies will gain market acceptance. Management is aware of similar technologies which our technology, when developed to a stage of commercialization, will compete directly against. Many of our competitors have greater financial, technical, sales and marketing resources, better name recognition and a larger customer base than ours. In addition, many of our large competitors may offer customers a broader or superior range of services and technologies. Some of our competitors may conduct more extensive promotional activities and offer lower commercialization and licensing costs to customers than we do, which could allow them to gain greater market share or prevent us from establishing and increasing our market share. Increased competition in the genetic biomarker industry may result in significant price competition, reduced profit margins or loss of market share, any of which may have a material adverse effect on our ability to generate revenues and successfully operate our business. Our competitors may develop technologies superior to those that our company is currently developing. In the future, we may need to decrease our prices if our competitors lower their prices. Our competitors may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Such competition will potentially affect our chances of achieving profitability, and ultimately affect our ability to continue as a going concern.

Rapid technological changes in our industry may render our technology non-competitive or obsolete and consequently affect our ability to generate future revenues.

The genetic biomarker industry is characterized by rapidly changing technology, evolving industry standards and varying customer demand. We believe that our success will depend on our ability to generate income through the commercialization and licensing of our technology and that it will require us to continuously develop and enhance our technology that is currently being developed and introduce new and more technologically advanced technologies promptly into the market. We can make no assurance that our technology will not become obsolete due to the introduction of alternative technologies. If we are unable to continue to develop and introduce new genetic biomarkers to meet technological changes and changes in market demands, our business and operating results, including our ability to generate revenues, may be adversely affected.

If we fail to effectively manage the growth of our company and the commercialization or licensing of our technology, our future business results could be harmed and our managerial and operational resources may be strained.

As we proceed with the development of our technology and the expansion of our marketing and commercialization efforts, we expect to experience significant growth in the scope and complexity of our business. We will need to add staff to market our services, manage operations, handle sales and marketing efforts and perform finance and accounting functions. We anticipate that we will be required to hire a broad range of additional personnel in order to successfully advance our operations. This growth is likely to place a strain on our management and operational resources. The failure to develop and implement effective systems, or to hire and retain sufficient personnel for the performance of all of the functions necessary to effectively service and manage our potential business, or the failure to manage growth effectively, could have a material adverse effect on our business and financial condition.

Failure to obtain and maintain required regulatory approvals will severely limit our ability to commercialize our technology.

We believe that it is important for the success of our business to obtain the approval of the Food and Drug Administration in the United States (FDA) before we commence commercialization of our technology in the United States, the principal market for our technology. We may also be required to obtain additional approvals from foreign regulatory authorities to apply for any sales activities we may carry out in those jurisdictions. If we cannot demonstrate the safety, reliability and efficacy of our technology, the FDA or other regulatory authorities could delay or withhold regulatory approval of our technology.

Even if we obtain regulatory approval of our technology, that approval may be subject to limitations on the indicated uses for which it may be marketed. Even after granting regulatory approval, the FDA and other regulatory agencies and governments in other countries will continue to review and inspect any future marketed products as well as any manufacturing facilities that we may establish in the future. Later discovery of previously unknown problems with a product or facility may result in restrictions on the product, including a withdrawal of the product from the market. Further, governmental regulatory agencies may establish additional regulations which could prevent or delay regulatory approval of our technology.

Even if we obtain regulatory approval to commercialize our technology, lack of commercial acceptance may impair our business.

Our product development efforts are primarily directed toward obtaining regulatory approval to market genetic diagnostic markers. Diagnostic markers for cancer have been widely available for a number of years, and our technology may not be accepted by the marketplace as readily as these or other competing products, processes and methodologies. Additionally, our technology may not be employed in all potential applications being investigated, and any reduction in applications may limit the market acceptance of our technology and our potential revenues. As a result, even if our technology is developed into a marketable technology and we obtain all required regulatory approvals, we cannot be certain that our technology will be adopted at a level that would allow us to operate profitably.

If we do not keep pace with our competitors, technological advancements and market changes, our technology may become obsolete and our business may suffer.

The market for our technology is very competitive, is subject to rapid technological changes and varies for different individual products. We believe that there are potentially many competitive approaches being pursued that compete with our technology, including some by private companies for which information is difficult to obtain.

Many of our competitors have significantly greater resources and have developed products and processes that directly compete with our technology. Our competitors may develop, or may in the future develop, new technologies that directly compete with our technology or even render our technology obsolete. Our technology is designed to develop diagnostic products. Even if we are able to demonstrate improved or equivalent results from our technology, researchers and practitioners may not use our technology and we may suffer a competitive disadvantage. Finally, to the extent that others develop new technologies that address the targeted application for our current technology, our business will suffer.

Our ability to hire and retain key personnel will be an important factor in the success of our business and a failure to hire and retain key personnel may result in our inability to manage and implement our business plan.

We are highly dependent upon our management personnel such Joel Bellenson and Dexster Smith because of their experience developing genetic diagnostic markers. The loss of the services of one or more of these individuals may impair management's ability to operate our company. We have not purchased key man insurance on any of these individuals, which insurance would provide us with insurance proceeds in the event of their death. Without key man insurance, we may not have the financial resources to develop or maintain our business until we could replace the individual or to replace any business lost by the death of that person. The competition for qualified personnel in the markets in which we operate is intense. In addition, in order to manage growth effectively, we must implement management systems and recruit and train new employees. We may not be able to attract and retain the necessary qualified personnel. If we are unable to retain or to hire qualified personnel as required, we may not be able to adequately manage and implement our business.

We will depend upon the establishment of relationships with third parties to test our technologies and any relationship may require our company to share revenues and technology.

Management anticipates that it will be crucial to identify the degree of elevated or reduced risk of a particular disease or medication based on a particular variation or combination of variations. To do so will require access to samples of patients who have had the diseases in question as well as normal populations. And for each of these collections of samples, it will be important to note the demographic and epidemiological ranges covered by the collection. This would entail establishing relationships with clinics, hospitals, universities and companies that have repositories of biological samples with carefully curated patient disease and demographic information. These relationships have various confidentiality provisions that require negotiations that can span several months. In addition, some of these institutions have national or provincial mandates for providing access to these samples that may require us to make our test results publicly available for these jurisdictions or institutions at a reduced rate and could also require us to provide a flow back of intellectual property licensing for their further research process. Any such requirement may reduce our revenues.

Our company will be dependent on various outsourcing activities for testing our technology and failure to outsource certain activities will have a material adverse effect on our company.

We intend to establish relationships with various vendors of biological laboratory services. Such laboratory services may include DNA SNP profiling, gene expression profiling, cell culturing, recombinant techniques for inserting reporter genes into artificial constructs for testing purposes, profiling of transcription factors active in different disease states, and other laboratory and analytical services depending upon the outcome of the results at various stages. Our ability to secure and maintain these future relationships will be critical to the success of our business objectives, and conversely the inability to secure these future relationships on reasonable commercial terms represents a risk and could have a material adverse effect on our operations or financial condition.

Most of our assets and several of our directors and officers are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.

Although we are organized under the laws of the State of Nevada, United States, our principal business office is located in Vancouver, British Columbia, Canada. Outside the United States, it may be difficult for investors to enforce judgments against us that are obtained in the United States in any action, including actions predicated upon civil liability provisions of federal securities laws. In addition, several of our directors and officers reside outside the United States, and nearly all of the assets of these non-US persons and our company's assets are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against us or such persons judgments predicated upon the liability provisions of United States securities laws. There is substantial doubt as to the enforceability against us or any of our non-US directors and officers in original actions or in actions of enforcement of judgments of United States courts or liabilities predicated on the civil liability provisions of United States federal securities laws. In addition, as the majority of our assets are located outside of the United States, it may be difficult to enforce United States bankruptcy proceedings against us. Under bankruptcy laws in the United States, courts typically have jurisdiction over a debtor's property, wherever it is located, including property situated in other countries. Courts outside of the United States may not recognize the United States bankruptcy court's jurisdiction. Accordingly, you may have trouble administering a United States bankruptcy case involving a Nevada company as debtor with most of its property located outside the United States. Any orders or judgments of a bankruptcy court obtained by you in the United States may not be enforceable.

Our business is subject to comprehensive government regulation and any change in such regulation may have a material adverse effect on our company.

There is no assurance that the laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in the United States or any other jurisdiction, will not be changed, applied or interpreted in a manner which will fundamentally alter the ability of our company to carry on our business. The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on our company. Any or all of these situations may have a negative impact on our operations.

RISKS RELATED TO OUR COMMON STOCK

A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our ability to continue operations.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Because a significant portion of our operations has been and will be financed through the sale of equity securities, a decline in the price of our common stock could be especially detrimental to our liquidity and our operations. Such reductions may force us to reallocate funds from other planned uses and may have a significant negative effect on our business plans and operations, including our ability to develop new products and continue our current operations. If our stock price declines, we can offer no assurance that we will be able to raise additional capital or generate funds from operations sufficient to meet our obligations. If we are unable to raise sufficient capital in the future, we may not be able to have the resources to continue our normal operations.

The market price for our common stock may also be affected by our ability to meet or exceed expectations of analysts or investors. Any failure to meet these expectations, even if minor, may have a material adverse effect on the market price of our common stock.

If we issue additional shares in the future, it will result in the dilution of our existing shareholders.

Our certificate of incorporation authorizes the issuance of up to 750,000,000 shares of common stock with a $0.001 par value and 100,000,000 preferred shares with a par value of $0.001, of which 47,827,710 common shares were issued as of September 26, 2007. Our board of directors may fix and determine the designations, rights, preferences or other variations of our class of preferred shares or series within the class of preferred shares. Our board of directors may choose to issue common shares to acquire one or more businesses or to provide additional financing in the future. The issuance of any such shares will result in a reduction of the book value and market price of the outstanding shares of our common stock. If we issue any such additional shares, such issuance will cause a reduction in the proportionate ownership and voting power of all current shareholders. Further, such issuance may result in a change of control of our corporation.

Trading of our stock may be restricted by the Securities Exchange Commission's penny stock regulations, which may limit a stockholder's ability to buy and sell our stock.

The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

NASD sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

In addition to the "penny stock" rules described above, the National Association of Securities Dealers (NASD) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Our common stock is illiquid and the price of our common stock may be negatively impacted by factors which are unrelated to our operations.

Our common stock currently trades on a limited basis on the OTC Bulletin Board. Trading of our stock through the OTC Bulletin Board is frequently thin and highly volatile. There is no assurance that a sufficient market will develop in the stock, in which case it could be difficult for shareholders to sell their stock. The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of our competitors, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors" on pages 3 to 10, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 100 F Street, N.E. Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-732-0330. The Securities and Exchange Commission maintains an internet website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission.

THE OFFERING

The prospectus relates to the resale to the public by certain selling stockholders of Upstream Biosciences Inc. of:

  up to 666,667 shares of our common stock issued in a private placement on February 28, 2007.

  up to 666,667 shares of our common stock which may be issued upon the exercise of Series A Warrants issued in connection with the private placement on February 28, 2007.

  up to 666,667 shares of our common stock which may be issued upon the exercise of Series B Warrants issued in connection with the private placement on February 28, 2007.

  up to 666,667 shares of our common stock issued in a private placement on May 8, 2007.

  up to 666,667 shares of our common stock which may be issued upon the exercise of Series A Warrants issued in connection with the private placement on May 8, 2007.

  up to 666,667 shares of our common stock which may be issued upon the exercise of Series B Warrants issued in connection with the private placement on May 8, 2007.

  up to 745,000 shares of our common stock issued pursuant to the terms of a share exchange agreement dated August 17, 2007.

Each Series A Warrant entitles the holder to purchase one additional share of our common stock at an exercise price of $1.75 for a period of two years from the closing date. Each Series B Warrant entitles the the holder to purchase one additional share of our common stock at an exercise price of $1.85 for a period of two years from the closing date.

The shares were acquired by the selling stockholders directly from our company in private transactions that were exempt from the registration requirements of the Securities Act of 1933 pursuant to Rule 903 of Regulation S. The selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. Our common stock is quoted on the OTC Bulletin Board under the symbol "UPBS". On September 28, 2007 the closing bid price for one share of our common stock on the OTC Bulletin Board was $0.38.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling shareholders, although we may receive proceeds of up to $4,800,002.40 if all of the Series A and Series B Warrants are exercised. We will pay for all costs associated with this registration statement and prospectus. Our company estimates that the total costs that will be incurred by our company in connection with the registration statement and prospectus will be approximately $22,056.08.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common stock, we intend to retain future earnings for use in our operations and the expansion of our business.

SELLING STOCKHOLDERS

The selling stockholders may offer and sell, from time to time, any or all of the common stock issued. Because the selling stockholders may offer all or only some portion of the 4,745,002 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of September 26, 2007 and the number of shares of common stock covered by this prospectus.

Other than the relationships described below, none of the selling stockholders had or have any material relationship with us. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer to our knowledge.

Name of Selling Stockholder and Position, Office or Material Relationship with Upstream Biosciences Inc.	Common Shares owned by the selling Stockholder	Number of Shares Registered	Number of Registered Shares Issuable Upon Exercise of Share Purchase Warrants	Total Number of Shares Registered	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(1)
					# of shares	% of class
Ultimate Investments Ltd.(2)	2,000,001(2)	666,667	1,333,334	2,000,001	Nil	Nil
Red Tree Ventures SA(3)	2,000,001(3)	666,667	1,333,334	2,000,001	Nil	Nil
Gary Morrison(4)	294,500(4)	294,500	Nil	294,500	Nil	Nil
Dr. Artem Cherkasov(5) Advisory Board Member	550,500	450,500	Nil	450,500	100,000	*

*	Less than 1%

(1)

Assumes all of the shares of common stock offered are sold. Based on 47,827,710 common shares issued and outstanding on September 26, 2007. Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

(2)

Holds 666,667 common shares, 666,667 Series A Warrants and 666,667 Series B Warrants. Each Series A Warrant entitles the holder to purchase one share of our common stock at an exercise price of $1.75 until

February 28. Each Series B Warrant entitles the the holder to purchase one share of our common stock at an exercise price of $1.85 until February 28. We are subject to Category 3 of Rule 903 of Regulation S and accordingly, we implemented the offering restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares and the warrants have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to US persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available.

(3)

Holds 666,667 common shares, 666,667 Series A Warrants and 666,667 Series B Warrants. Each Series A Warrant entitles the the holder to purchase one share of our common stock at an exercise price of $1.75 until May 8, 2009. Each Series B Warrant entitles the the holder to purchase one share of our common stock at an exercise price of $1.85 until May 8, 2009. We are subject to Category 3 of Rule 903 of Regulation S and accordingly, we implemented the offering restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares and the warrants have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to US persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available.

(4)

All of the 294,500 shares beneficially held by Mr. Morrison are held in escrow, 182,000 shares of which are held in escrow pursuant to the terms of an Escrow Agreement dated August 24, 2007 and the remaining 112,500 shares are held in escrow pursuant to the terms of a Performance Escrow Agreement dated August 24, 2007. As stated in the Escrow Agreement, 60,666 shares will be released upon the date that this registration statement is declared effective by the Securities and Exchange Commission, and 60,667 shares will be released upon the third month and the fifth month from the effective date of this registration statement. As stated in the Performance Escrow Agreement, the 112,500 will be released from escrow upon the achievement of certain milestones as set out in the Share Exchange Agreement dated August 17, 2007. The common shares were issued to Mr. Morrison as a non-US person (as that term is defined in Regulation S of the Securities Act of 1933, as amended), in an offshore transaction relying on Regulation S and/or section 4(2) of the Securities Act of 1933, as amended.

(5)

Dr. Cherkasov is a member of our Advisory Board. All of the 450,500 shares registered under this prospectus are held in escrow, 338,000 shares of which are held in escrow pursuant to the terms of an Escrow Agreement dated August 24, 2007 and the remaining 112,500 shares are held in escrow pursuant to the terms of a Performance Escrow Agreement dated August 24, 2007. As stated in the Escrow Agreement, 112,666 shares will be released upon the date that this registration statement is declared effective by the Securities and Exchange Commission, and 112,667 shares will be released upon the third month and the fifth month from the effective date of this registration statement. As stated in the Performance Escrow Agreement, the 112,500 will be released from escrow upon the achievement of certain milestones as defined in the Consulting Agreement dated August 24, 2007, between our company and Dr. Cherkasov. The common shares were issued to Dr. Cherkasov as a non-US person (as that term is defined in Regulation S of the Securities Act of 1933, as amended), in an offshore transaction relying on Regulation S and/or section 4(2) of the Securities Act of 1933, as amended. Dr. Cherkasov also holds 150,000 options granted under our 2007 Stock Option Plan, each option of which has an exercise price of $0.96 per share, of which 100,000 options have vested and may be exercisable as of, or within 60 days after the date of, this registration statement.

We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be listed or quoted (currently the National Association of Securities Dealers OTC Bulletin Board in the United States), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered for resale by this prospectus may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a)

block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c)	an exchange distribution in accordance with the rules of the applicable exchange;

(d)	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e)	privately negotiated transactions;

(f)	market sales (both long and short to the extent permitted under the federal securities laws);

(g)	at the market to or through market makers or into an existing market for the shares;

(h)	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

(i)	a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the selling stockholders of its share purchase warrants or common shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling stockholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholder if such broker-dealer is unable to sell the shares on behalf of the selling stockholder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resale, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the selling stockholders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling stockholder, their broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the selling stockholders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling stockholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar of our common stock is The Nevada Agency and Trust Company. Their address is Suite # 880, 50 West Liberty, Reno Nevada 89501. Their telephone number is (775) 322-0626.

LEGAL PROCEEDINGS

As of September 26, 2007, we know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, executive officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers, Promoters and Control Persons

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The executive officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors, executive officers and the executive officers of our operating subsidiaries, as well as the positions held, age and duration of appointment for such persons are as follows:

Name	Position Held with our Company	Age	Date First Elected or Appointed
Joel Bellenson	Chief Executive Officer and Director	42	March 1, 2006
Dexster Smith	President, Secretary, Treasurer and Director	40	March 1, 2006
Tim Fernback	Chief Financial Officer	40	April 12, 2006
Philip Rice	Director	50	March 27, 2007
Dale Pfost	Director	50	April 30, 2007

Business Experience

The following is a brief account of the education and business experience of each director and executive officer during at least the past five years, indicating each person's principal occupation during the period, and the name and principal business of the organization by which he was employed.

Joel Lloyd Bellenson

Joel Bellenson was appointed as a director and the Chief Executive Officer of our company on March 1, 2006 and was appointed as a director and Chief Executive Officer of Upstream Canada in August, 2004. From 1998 to present, Mr. Bellenson has been a partner in Libra Digital, LLC, a consulting limited liability company that develops new technologies and provides marketing assistance in the fields of biotechnology and alternative energy. Mr. Bellenson was also a co-founder of DigiScents Inc. and its Chief Executive Officer from 1999 to 2001. DigiScents developed hardware and software multimedia platforms for adding scent to movies, interactive games, advertising and e-commerce. Mr. Bellenson was also a co-founder of DoubleTwist Inc., its Chief Executive Officer and Chief Strategist from 1991 to 1999 and a director from 1991 to 2001. DoubleTwist was a bioinformatics company that designed informatics systems in the fields of biology, chemistry and healthcare for customers in the life sciences industries. Mr. Bellenson obtained a Bachelor of Science (Biology) from Stanford University in 1988.

Dexster L. Smith

Dexster Smith was appointed as a director and the President of our company on March 1, 2006 and was appointed as a director and the President of Upstream Canada in August, 2004. From 1998 to present, Mr. Smith has been a partner in Libra Digital, LLC, a consulting limited liability company that develops new technologies and provides marketing assistance in the fields of biotechnology and alternative energy. Mr. Smith was also a co-founder of DigiScents Inc. and its President from 1999 to 2001. DigiScents developed hardware and software multimedia platforms for adding scent to movies, interactive games, advertising and e-commerce. Mr. Smith was also a co-founder of DoubleTwist Inc., its President from 1991 to 1999 and a director from 1991 to 2001. DoubleTwist was a bioinformatics company that designed informatics systems in the fields of biology, chemistry and healthcare for customers in the life sciences industries. Mr. Smith obtained a Bachelor of Science (Industrial Engineering) from Stanford University in 1989.

Tim Fernback

Tim Fernback has been the Chief Financial Officer of our company since April 12, 2006. Mr. Fernback has over a decade of experience financing both private and public companies in Canada. Mr. Fernback was the head of the technology consulting practice for Discovery Capital Corporation, a prominent British Columbia venture capital firm specializing in financing and consulting to technology based start-up ventures, and later oversaw the Investment Banking and Corporate Finance Departments for Western Canadian-based brokerage firm, Wolverton Securities Ltd. In 2004, Mr. Fernback left Wolverton Securities and was the founder of a boutique technology consulting practice. Since 2002, Mr. Fernback has been an active director of the Okanagan Capital Fund, an Okanagan-based technology venture fund. Mr. Fernback is a graduate of McMaster University, where he studied molecular biology and biochemistry, and also a graduate of the University of British Columbia, where he completed his MBA with a concentration in Finance.

Philip Rice

On March 27, 2007, we appointed Philip Rice as a member of board of directors. Mr. Rice is the Head of International Sales for Wells Fargo. Mr. Rice is a senior finance and accounting executive with experience in capital markets, mergers and acquisitions, accounting and regulatory compliance, Sarbanes-Oxley compliance, Securities and Exchange Commission reporting and internal audit and tax. Currently, Mr. Rice operates a small consultancy firm in California and is the former Senior Vice President, Finance for Gateway Bank. Mr. Rice holds his Bachelor of Arts, Cum Laude from Williams College and his Masters Business Administration from the Haas School of Business, University of California, Berkley.

Dale Pfost

On April 30, 2007, we appointed Dale Pfost as a member of our board of directors. Dr. Dale Pfost currently operates a small biotechnology consultancy firm and is the former President of Opko Health, Inc. and prior to its merger, served as the President, Chief Executive Officer and Chairman of Acuity Pharmaceuticals from 2003 through March 2007. Dr. Pfost served as President, Chief Executive Officer and Chairman of Orchid BioSciences from 1996 through 2002. From 1988 until 1996, Dr. Pfost served as President, Chief Executive Officer and Managing Director of Oxford GlycoSciences, where he was the founding Chief Executive Officer. Dr. Pfost was the founder and President of Infitek, Inc. from 1982 through 1984 until it was acquired by SmithKline Beckman where Dr. Pfost served in varying levels of increasing responsibilities through 1988.

Audit Committee Financial Expert

Our board of directors has determined that it does not have a member that qualifies as an "audit committee financial expert" as defined in Item 401(e) of Regulation S-B. We believe that our board of directors is capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. In addition, we believe that retaining an independent director who would qualify as an "audit committee financial expert" would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development and the fact that we have not generated revenues to date.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

3.

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.

being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 26, 2007, certain information with respect to the beneficial ownership of our company's common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers and the directors and executive officers of our operating subsidiaries. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated. A person is deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days.

Name and Address of Beneficial Owner	Position	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Joel L. Bellenson c/o Suite 100 570 West 7th Avenue Vancouver, BC V5Z 4S6	Chief Executive Officer and Director	12,150,000(2)	25.4%
Dexster L. Smith c/o Suite 100 570 West 7th Avenue Vancouver, BC V5Z 4S6	President and Director	12,150,000(3)	25.4%
Timothy Fernback 806 – 699 Cardero Street Vancouver, BC V6G 3H7 Canada	Chief Financial Officer	700,000(4)	1.5%
Philip Rice	Director	Nil	Nil
Dale Pfost	Director	Nil	Nil
Directors and Executive Officers as a Group(5)		25,000,000	52.3%

(1)

Based on 47,827,710 shares of common stock issued and outstanding as of September 26, 2007. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

(2)

We granted 400,000 stock options to Mr. Bellenson under the 2007 Stock Option Plan at an exercise price of $0.96 per share, of which 150,000 options had vested and may be exercisable as of, or within 60 days after September 26, 2007.

(3)

We granted 400,000 stock options to Mr. Smith under the 2007 Stock Option Plan at an exercise price of $0.96 per share, of which 150,000 options had vested and may be exercisable as of, or within 60 days after September 26, 2007.

(4)

Consists of 500,000 common shares and 200,000 options held by TCF Ventures Corp., a wholly-owned company of Mr. Fernback. We granted TCF Ventures 400,000 options at an exercise price of $0.80, of which 200,000 have vested and may be exercisable as of, or within 60 days after September 26, 2007.

Changes in Control

We are unaware of any contract, or other arrangement or provision of our Articles or Bylaws, the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF SECURITIES

As of September 26, 2007 there were 47,827,710 common shares and no preferred share issued and outstanding.

We are authorized to issue 750,000,000 shares of common stock with a par value of $0.001. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversions, redemption, sinking fund or similar provisions regarding the common stock. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

We are authorized to issue 100,000,000 shares of preferred stock with a $0.0001. Our board of directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of the preferred shares.

Each stockholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

There are no provisions in our Articles of incorporation or our Bylaws that would delay, defer or prevent a change in control of our company.

Clark Wilson LLP, of 800-885 W Georgia Street, Vancouver, British Columbia, Canada, our independent legal counsel, has provided an opinion on the validity of the shares of our common stock that are the subject of this prospectus.

Penny Stock Rules

The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have engaged the firm of Dale Matheson Carr-Hilton LaBonte LLP, Chartered Accountants, to audit our financial statements for the nine month transition year ended September 30, 2006. There has been no change in the accountants and no disagreements with Dale Matheson Carr-Hilton LaBonte LLP, Chartered Accountants, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedure.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

The consolidated financial statements of Upstream Biosciences Inc. for the nine month transition period ended September 30, 2006 included in this prospectus have been audited by Dale Matheson Carr-Hilton LaBonte LLP, Chartered Accountants, of Suite 1500, 1140 West Pender Street, Vancouver, British Columbia, Canada, V6E-4G1, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding our company's ability to continue as a going concern) appearing elsewhere in this registration statement and prospectus, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

In addition, the consolidated financial statements of Upstream Biosciences Inc. for the years ended December 31, 2005 and 2004 included in this prospectus have been audited by Cinnamon Jang Willougby, Chartered Accountants, of 900 – 4720 Kingsway, Metro Tower 2, Burnaby, British Columbia, V5H 4N2 to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding our company's ability to continue as a going concern) appearing elsewhere in this registration statement and prospectus, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF SECURITIES AND EXCHANGE COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Nevada corporation law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Nevada corporation law also provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Our Bylaws provide we have the power to indemnify, to the greatest allowable extent permitted under the General Corporate Laws of Nevada, each director, officer, employee and agent and all other persons whom our company is authorized to indemnify under the provisions of the Nevada Revised Statutes to the fullest extent of the law (i) against all the expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the individual in connection with any action, suit or proceeding, whether civil, criminal, administrative, investigative, or in connection with any appeal therein, or otherwise, and (ii) against all expenses (including attorneys' fees) actually and reasonably incurred by the individual in connection with the defense or settlement of any action or suit by or in the right of the company, or in connection with any appeal therein, or otherwise, if the individual acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of our company, and with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful. Our company may, in our discretion, pay the expenses (including attorneys' fees) incurred in defending any proceeding in advance of any final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under our Bylaws or otherwise. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as our board of directors deems appropriate.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ORGANIZATION WITHIN LAST FIVE YEARS

Except as described below, no director, executive officer, principal shareholder holding at least 5% of our common shares, or any family member thereof, had any material interest, direct or indirect, in any transaction, or proposed transaction, since the beginning of our nine month transition year ended September 30, 2006, or in any currently proposed transaction, in which the amount involved in the transaction exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at the year end for the last three completed fiscal years.

At September 30, 2006, we owed $68,798 (December 31, 2005 - $78,487) to three officers of our company for unpaid compensation, including a $25,000 bonus payable to Mr. Bellenson and Mr. Smith, current directors and officers of our company, accrued at the year end as a reward for achieving a certain milestone of our company's business.

During the nine months ended September 30, 2006, management fees of $283,556 (December 31, 2005 - $74,067 and September 30, 2005 - $73,431) were paid or accrued to our company's three officers of which $118,843 (December 31 and September 30, 2005 - $nil) was expensed as research and development. In addition, a bridge loan of $79,190 from a director, who is also a shareholder, was repaid without interest from the funds received on issuance of the convertible debenture in March and April, 2006.

At June 30, 2007, we owed $147,982 (September 30, 2006 - $68,798) for unpaid compensation to three officers of our company, two of whom are also directors.

During the nine months ended June 30, 2007 and 2006, the compensation paid or accrued to our officers was as follows:

	2007	2006
Management fees and statutory benefits	$292,342	$160,838
Amortization of retirement allowances	87,500	-
Stock-based compensation	405,366	700,150
	$785,208	$860,988

Of the management fees incurred, $114,991 (June 30, 2006 - $nil) was expensed as research and development.

All related party transactions are conducted in the ordinary course of business and measured at the exchange amount, which is the consideration established and agreed to by the related parties.

Corporate Governance

We currently act with four directors consisting of Joel Bellenson, Dexster Smith, Dale Pfost and Philip Rice. We have determined that Dale Pfost and Philip Rice are independent directors as defined by Nasdaq Marketplace Rule 4200(a)(15).

We do not have a standing audit, compensation or nominating committee, but our entire board of directors acts in such capacities. We believe that our board of directors is capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. The board of directors of our company does not believe that it is necessary to have a standing audit, compensation or nominating committee because we believe that the functions of such committees can be adequately performed by the board of directors.

We do not have a standing nominating committee but our entire board of directors acts as our nominating committee. If any shareholder seeks to nominate a director or bring any other business at any meeting of our shareholders, the shareholder must comply with the procedures contained in our bylaws and the shareholder must notify us in writing and such notice must be delivered to or received by the Secretary in accordance with Rule 14a-8 of the Exchange Act. A shareholder may write to the Secretary of our company at our principal executive office, Suite 100, 570 West 7th Avenue, Vancouver, BC, V5Z 4S6, to deliver the notices discussed above and for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Transactions with Independent Directors

Other than as set out below, none of our independent directors entered into any transaction, relationship or arrangement, since the beginning of our nine month transition year ended September 30, 2006, or in any currently proposed transaction, that was considered by our board of directors in determining whether the director maintained his independence in accordance with Nasdaq Marketplace Rule 4200(a)(15).

On March 27, 2007, we granted 100,000 stock options to Philip Rice and on May 3, 2007, we granted 100,000 stock options to Dale Pfost in consideration for their respective services as directors of our company. Each option granted to Mr. Rice is exercisable at $1.02 per share until March 27, 2012 and each option granted to Mr. Pfost is exercisable at $1.41 per share until May 3, 2012. Other than reimbursement for travel expenses incurred in connection with attending our directors' meetings, our company did not pay any other fees to our independent directors since the beginning of our nine month transition period ended September 30, 2006.

DESCRIPTION OF PROPERTY

Our principal office is located at 100 – 570 West 7th Avenue Vancouver British Columbia Canada. The 1,000 square feet office space serves as the base of operations for our corporate, managerial, accounting, financial, administrative, sales and marketing functions. Our company has leased the office premises pursuant to an Amended and Restated Facilities Agreement dated April 10, 2006. The lease is renewable in six-month increments. The monthly fixed rent is $2,780 (or CDN$3,100 plus applicable taxes) which is payable in shares or cash, at the sole discretion of our company, at the prevailing market price. The rent is inclusive of utilities, security and computer facilities. Upon expiration of the lease, we intend to renew our lease, or move to a larger office space in Vancouver if additional space is required.

DESCRIPTION OF BUSINESS

CORPORATE HISTORY

We were incorporated pursuant to the laws of the State of Nevada on March 20, 2002 under the name Integrated Brand Solutions Inc. and on February 6, 2006, we changed our name to Upstream Biosciences Inc. On March 1, 2006, we closed an amended and restated share exchange agreement dated February 24, 2006, whereby we acquired all of the issued and outstanding stock of Upstream Canada in exchange for the issuance by our company of 24,000,000 common shares in the capital of our company. As at the closing date, the former shareholders of Upstream Canada held 54.2% of the issued and outstanding common shares of our company. The acquisition of Upstream Canada was deemed to be a reverse acquisition for accounting purposes. Upstream Canada, the acquired entity, was regarded as the predecessor entity as of March 1, 2006.

BUSINESS SUBSEQUENT TO THE ACQUISITION OF UPSTREAM CANADA

As of the closing date of the amended share exchange agreement on March 1, 2006, our company commenced the business of developing genetic diagnostic biomarkers for use in determining a patient's susceptibility to disease and predicting a patient's response to drugs. Our business strategy is to generate revenues through licensing our technologies or collaborating with third parties in the disease susceptibility, biomarkers identification, and drug response areas of cancer, primarily to companies that develop and/or market developing diagnostic products.

Our company focuses our research on variations in the untranslated regions of the human genome. Variations in these regions can be used as diagnostic markers to predict or aid in the prediction of susceptibility to disease or to predict a patient's response to drugs. We have identified and filed a provisional patent application on genetic markers that, following successful development and testing, may assist in determining the susceptibility of patients to liver cancer. These markers may also be important for determining the susceptibility of patients to other types of cancer, such as prostate or colorectal cancer. We have also filed a provisional patent application on an assay for identifying genetic markers that may predict a patient’s response to a drug. On March 22, 2006, we identified and filed a provisional patent application on genetic markers that, following successful development and testing, may assist in determining the susceptibility of patients to prostate cancer. On September 12, 2006, we identified and filed a provisional patent application on genetic markers that, following successful development and testing, may assist in determining the susceptibility of patients to ovarian cancer. On September 26, 2006, we identified and filed a provisional patent application on genetic markers that, following successful development and testing, may assist in determining the susceptibility of patients to thyroid cancer.

We incorporate data, ideas and methods from disciplines such as mathematics, computer science, biochemistry, evolutionary biology, literature mining, pattern recognition and network analysis and apply such information in a manner that permits us to understand the genetic basis of human disease and the role that variations in genes and their related gene regulatory regions play in the onset of disease, particularly cancer. If successful, we believe that our research and development will result in predictive models, discovery engines and related technologies, which will enable us to develop potential diagnostic markers. The presence, absence, varying quantities, and varying composition of molecules provide information about the development of a disease or other physiological condition. A molecule that provides this information is referred to as a diagnostic marker. In order to develop a diagnostic marker, we must identify a correlation between the presence of a particular variation of a molecule and a disease or other physiological condition. Once a correlation is identified, we must develop a method for identifying the correlation. Our goal is to develop our research into marketable diagnostic markers that are easy to perform, sensitive, consistent, safe, inexpensive and cover an attractive market segment.

We are currently developing platforms and related technologies that we hope will enable the discovery of marketable diagnostic markers to aid in the disease susceptibility and drug response areas of cancer. We are currently developing our technologies which will enable us to identify and prioritize potential diagnostic markers. Our goal is to develop our platforms and related technologies to identify a variety of novel gene regulatory regions with potential applications in diagnostics. Our business strategy is to understand the relationship between genetic regulation, proteins and human diseases in order to develop molecular diagnostic products. Through our research and development, we intend to identify important disease genes, the proteins they produce, and the biological pathways in which they are involved to better understand the underlying molecular basis for the cause of human disease.

We have not generated any revenues from our technologies to date. We are a development stage company and we anticipate that we will require significant time and financing before our technologies are developed to a marketable state. Once we have developed our technologies to commercialization, we intend to generate revenues in one of two ways. We may elect to license our diagnostic biomarkers to third parties or we may elect to enter into joint ventures or other collaborations with third parties such as pharmaceutical, biotechnology and diagnostics companies, with the aim that they will develop and commercialize our discoveries into therapeutic or diagnostic products. If such a collaboration is successful, we will seek to receive payments upon the successful completion of certain predetermined developmental stages and milestones, and receive royalties from the sales of the drugs and/or diagnostics kits, which will be based on our discoveries.

Pacific Pharma Technologies Inc.

On August 24, 2007, we acquired all of the shares of Pacific Pharma Technologies Inc., which company owns certain proprietary technologies that our company intends to further research, develop and commercialize in order to enable the diagnosis and treatment of diseases involving anti-protozoan compounds using computational of quantitative structure-activity relationship (QSAR) processes.

BRIEF INTRODUCTION TO GENETIC DIAGNOSTIC MARKERS

The following information is summarized from the National Cancer Institute, available at www.cancernet.nci.nih.gov. The information obtained on the National Cancer Institute's website is not part of this prospectus.

Gene Mutations and Disease and Gene Testing

The health of an individual depends upon the continuous interplay of thousands of proteins that interact in a specific amount and at specific locations. Each properly functioning protein is the product of an intact gene which is the fundamental physical and functional unit of heredity. Many diseases can be traced to an individual's genes. More than 4,000 diseases stem from altered genes inherited from a person's parents. Common disorders such as heart disease and most cancers arise from a complex interplay among multiple genes and between genes and the environment. Genes can be altered, or mutated, in many ways. The most common gene change involves a single base mismatch, a misspelling or placing the wrong base in the DNA. At other times, a single base may be dropped or added, and sometimes large pieces of DNA are mistakenly repeated or deleted. DNA, or deoxyribonucleic acid, are the molecules inside cells that carry genetic information and pass on that information from one generation to the next.

Gene mutations can be either inherited from a parent or acquired. Hereditary mutations are carried in the DNA of the reproductive cells. When reproductive cells containing mutations combine to produce offspring, the mutation is passed on to the offspring's body cells. The fact that every cell contains the gene change makes it possible to use cheek cells or a blood sample for gene testing.

Gene tests are already available for some two dozen disorders, including life-threatening diseases such as Cystic Fibrosis and Tay Sachs disease. Gene tests for some cancers are also available. Specific genetic mutations have been identified and linked to several types of cancer. For some cancer types, this information has been converted into clinical tests. As an example, scientists identified gene mutations that are linked to an inherited tendency to develop colon and breast cancer. As a result, tests for an inherited susceptibility to these cancers are now commercially available. An accurate gene test can determine if a mutation is present, but that finding does not guarantee that a disease will develop.

Limitations of Gene Testing

Gene testing has several limitations. As an example, some disorders that are common within a family can be traced to shared environmental exposure rather than inherited susceptibility. In addition, some mutations detected by a positive test may never lead to disease. Furthermore, because existing tests look only for the more common mutations in a gene, some disease-causing mutations may escape detection.

COMPETITION

The biotechnology and pharmaceutical industries are highly competitive. Numerous entities in the United States and elsewhere compete with our efforts to commercialize our technologies. Our competitors include pharmaceutical, biomedical, biotechnology and diagnostic companies, academic and research institutions and governmental and other publicly and privately funded research agencies. We face, and expect to continue to face, competition from these entities to the extent that they develop products that have a function similar or identical to the function of our technologies. We also face, and expect to continue to face, competition from entities that seek to discover therapeutic and diagnostic products.

Because many of our competitors have substantially greater capital resources and more experience in research and development, manufacturing and marketing than we do, we may not succeed in developing our proposed products and bringing them to market in a cost-effective and timely manner.

We are a development stage company engaged exclusively in research and development. We have not yet completed the development of our first product and have no revenue from operations. As a result, we may have difficulty competing with larger, established biomedical and pharmaceutical companies and organizations such as the following publicly traded companies: Compugen, Ltd., Epigenomics AG, Myriad Genetics, Inc. and Diagnocure Inc. These companies and organizations have much greater financial, technical, research, marketing, sales, distribution, service and other resources than us. Moreover, they may offer broader product lines, services and have greater name recognition than we do, and may offer discounts as a competitive tactic.

The technologies for discovering genes that predispose persons to major diseases and approaches for commercializing those discoveries are new and rapidly evolving. Rapid technological developments may result in our potential services, products, or processes becoming obsolete before we recover a significant portion of our related research and development costs and any capital expenditures that we may incur. If we do not discover additional disease-predisposing genes, characterize their functions, develop predictive medicine products and related information services based on such discoveries, obtain regulatory and other approvals, and launch such services or products before our competitors, we may be adversely affected. Moreover, any products and technologies that we may develop may be made obsolete by less expensive or more effective tests or methods that may be developed from our competitors in the future.

INTELLECTUAL PROPERTY

Patent Applications

Our company has filed five provisional patent applications. We have identified and filed a provisional patent application on genetic markers that, following successful development and testing, may assist in determining the susceptibility of patients to liver cancer. These markers may also be important for determining the susceptibility of patients to other types of cancer, such as prostate or colorectal cancer. We have also filed a provisional patent application on an assay for identifying genetic markers that may predict a patient’s response to a drug. On March 22, 2006, we identified and filed a provisional patent application on genetic markers that, following successful development and testing, may assist in determining the susceptibility of patients to prostate cancer. On September 12, 2006, we identified and filed a provisional patent application on genetic markers that, following successful development and testing, may assist in determining the susceptibility of patients to ovarian cancer. On September 26, 2006, we identified and filed a provisional patent application on genetic markers that, following successful development and testing, may assist in determining the susceptibility of patients to thyroid cancer.

The validity and breadth of claims in medical technology patents involve complex legal and factual questions and, therefore, may be highly uncertain. No assurance can be given that any patents based on pending patent applications or any future patent applications by us, or any future licensors, will be issued, that the scope of any patent protection will exclude competitors or provide competitive advantages to us, that any of the provisional patent applications that have been or may be issued to us or our licensors will be held valid if subsequently challenged or that others will not claim rights in or ownership of the provisional patent applications and other proprietary rights held or licensed by us. Furthermore, there can be no assurance that others have not developed or will not develop similar products, duplicate any of our technology or design around any patents that may be issued to us or our licensors. Since provisional patent applications in the United States are maintained in secrecy until patents are issued, we also cannot be certain that others have not or will not file prior applications for inventions covered by our, and our licensors' pending patent applications, nor can we be certain that we will not infringe any patents that may be issued to others on such applications.

Our success will also depend in part on our ability to commercialize our technology without infringing the proprietary rights of others. We have not conducted freedom of use patent searches and no assurance can be given that patents do not exist or could not be filed which would have an adverse affect on our ability to market our technology or maintain our competitive position with respect to our technology. If our technologies or subject matter are claimed under other existing United States or foreign patents or are otherwise protected by third party proprietary rights, we may be subject to infringement actions. In such event, we may challenge the validity of such patents or other proprietary rights or we may be required to obtain licenses from such companies in order to develop, manufacture or market our technology. There can be no assurances that we will be able to obtain such licenses or that such licenses, if available, may be obtained on commercially reasonable terms. Furthermore, the failure to either develop a commercially viable alternative or obtain such licenses may result in delays in marketing our proposed technology or the inability to proceed with the development, manufacture or sale of products requiring such licenses, which may have a material adverse affect on our business, financial condition and results of operations. If we are required to defend ourselves against charges of patent infringement or to protect our proprietary rights against third parties, substantial costs will be incurred regardless of whether we are successful. Such proceedings are typically protracted with no certainty of success. An adverse outcome could subject us to significant liabilities to third parties and force us to curtail or cease our development and commercialization of our technology.

Domain Names

We own and operate the following registered internet domain name: www.upstreambio.com. The information contained on our website does not form part of this prospectus.

General

We also rely on trade secrets and unpatentable know-how that we seek to protect, in part, by confidentiality agreements. We intend to require all future employees, consultants, contractors, manufacturers, outside scientific collaborators and sponsored researchers, directors on our board, technical review board and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with us. These agreements will provide that all confidential information developed or made known to the individual during the course of the individual's relationship with us is to be kept confidential and not disclosed to third parties except in specific limited circumstances. We intend to require signed confidentiality or material transfer agreements from any company that receives confidential information from our company. We intend to ensure that, in the case of employees, consultants and contractors, any agreements that our company enters into with such persons will generally provide that all inventions conceived by the person while rendering services to us shall be assigned to us as the exclusive property of our company. We can offer no assurance, however, that all persons who we seek to sign such agreements will sign, or if they do, that these agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets or unpatentable know-how will not otherwise become known or be independently developed by competitors.

GOVERNMENTAL REGULATION

Our research and development activities and the manufacturing and marketing of our technology are subject to the laws and regulations of governmental authorities in the United States and any other countries in which our technology is ultimately marketed. In the United States, the Food and Drug Administration, or FDA, among other activities, regulates new product approvals to establish safety and efficacy of the types of products and technologies our company is currently developing. Governments in other countries have similar requirements for testing and marketing.

Regulation by governmental authorities in the United States and foreign countries is a significant factor in the development, manufacture and marketing of our proposed technologies and in our ongoing research and development activities.

The products and technologies that we are currently researching and developing will require regulatory approval by governmental agencies prior to commercialization. Various federal statutes and regulations also govern or influence the testing, manufacturing, safety, labeling, storage, record keeping, and marketing of therapeutic products. The process of obtaining these approvals and the subsequent compliance with applicable statutes and regulations require the expenditure of substantial time and financial resources. Any failure by us or our collaborators, licensors or licensees to obtain, or any delay in obtaining regulatory approval, could have a material adverse effect on our business.

FDA Approval

The FDA sets out guidelines for clinical trials which are conducted in order to obtain FDA approval. Clinical trials are required to find effective treatments to improve health. All clinical trials are based on a protocol which is a study plan that describes the type of people who may participate in the trial, the schedule of tests and procedures, and the length of the study.

Most clinical trials in the United States must be approved and monitored by an Institutional Review Board, or IRB, to make sure the risks of the trial are as low as possible and are worth any potential benefits. All institutions that conduct or support biomedical research are required by federal regulation to have an IRB that initially approves and periodically reviews the research.

Upon successful completion of a clinical trial validation study, an application based on the results of the clinical trial is submitted for FDA approval. Upon receipt of FDA approval, the diagnostic screening test is ready for commercialization.

In the United States, clearance or approval to commercially distribute new medical devices or products is received from the FDA through clearance of a 510(k) pre-market notification, or 510(k), or approval of a premarket approval application, or PMA. It may take from three to nine months from submission to obtain 510(k) clearance, but may take longer or clearance may not be obtained at all. The FDA may determine that additional information is needed before approval to distribute the product is given.

For any products that are cleared through the 510(k) pre-market notification process, modifications or enhancements that may significantly affect safety or constitute a major change in the intended use of the product will require new 510(k) submissions.

A PMA application must be filed if a proposed product is not substantially equivalent to a medical product first marketed prior to May 1976, or if otherwise required by the FDA. The PMA approval process can be expensive, uncertain and lengthy, and a number of products for which other companies have sought FDA approval of a PMA application have never been approved for marketing. It generally takes from six to eighteen months from submission to obtain PMA approval, but it may take longer or the submission may not be approved at all.

In order to obtain FDA approval of a new medical product, sponsors must generally submit proof of safety and efficacy. In some cases, such proof entails extensive pre-clinical and clinical laboratory tests. The testing and preparation of necessary applications and processing of those applications by the FDA is expensive and may take several years to complete. There can be no assurance that the FDA will act favorably or in a timely manner in reviewing submitted applications, and we may encounter significant difficulties or costs in our efforts to obtain FDA approval. Such circumstances may delay or preclude us from marketing any products we may develop. The FDA may also require post-marketing testing and surveillance of approved products, or place other conditions on the approvals. These requirements may create difficulties for our company to sell the products and may increase the costs of such products which may restrict the commercial applications of such products. Product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing. For patented technologies, delays imposed by the governmental approval process may materially reduce the period during which we will have the exclusive right to exploit such technologies.

If human clinical trials of a proposed medical product are required, the manufacturer or distributor of the product will have to file an Investigational Device Exemption or Investigational New Drug submission with the FDA prior to commencing human clinical trials. The submission must be supported by data, typically including the results of pre-clinical and laboratory testing. Following submission of the Investigational Device Exemption or Investigational New Drug, the FDA has 30 days to review the application and raise safety and other clinical trial issues. If we are not notified of objections within that period, clinical trials may be initiated, and human clinical trials may commence at a specified number of investigational sites with the number of patients approved by the FDA.

RESEARCH AND DEVELOPMENT

We are a development stage company and have not generated any revenues from our technologies. We believe, however, that there are opportunities to discover and develop effective and cost effective diagnostic products to assist in the susceptibility and identification of disease. Our current business is primarily focused on discovering relevant SNP's, or Single Nucleotide Polymorphisms, in genetic regulatory control regions to additional disease conditions and enhancing our existing intellectual property portfolio with additional observations of other candidate SNP's which control genes correlated with disease conditions and drug response. Our company incorporates data from a wide variety of sources in an effort to discover and commercialize diagnostics markers that can generate revenues through licensing or collaborations with third parties. Since the inception of Upstream Canada, we have been developing technologies, which may lead our company to the identification of genes and proteins that can be the basis for the development of diagnostic products for commercialization.

The successful development of our technologies relies on a comprehensive process of predictive modeling followed by hypothesis-driven experimentation, yielding discoveries, which in turn, facilitates the improvement of predictive models. One of the key requirements for the successful development of our technologies is the competent analysis of raw genomic and related data. In recent years, both public and private endeavors, including the Human Genome Project, have created vast amounts of raw genomic and related data. Although such data represents a vast amount of scientific information, it is difficult to analyze. To do so, our company intends to analyze biomedical literature about the various diseases, assemble biochemical pathways utilizing the various databases and software for pathway reconstruction, identify gene promoter regions, and identify SNP variant sites with such regions. Our company conducts research and bioinformatic analysis through a variety of methods that ultize various commercial and public tools. Common bioinformatics analysis techniques that our company utilizes include biomedical literature mining, gene expression mining, transcription factor binding site localization and review of various public genomic and proteomic databases. In addition, further searches of existing patent literature and further analysis of biomedical literature will drive the writing of provisional patent applications to the United States Patent & Trademark Office and possibly other countries as well.

We believe that a substantial amount of the useful information contained in the raw data that already exists has not yet been extracted or fully analyzed, particularly at the protein level. Conventional biology laboratory-based techniques have traditionally been a principal tool to understand and analyze biological data. However, techniques from the exact and computational sciences have become and increasingly continue to be important analytical tools as well. By using exact sciences and computational techniques, it is possible to quantitatively analyze vast amounts of data and to create mathematical models to predict structures and processes.

To carry out our business plan, we intend to identify the specific subpopulations which are most impacted by the variation locations we identify. These subpopulations may be characterized by prior history of illness, various demographics factors such as age, sex, race, location, lifestyle patterns, as well as other molecular markers which may further increase the statistical correlation of the noted SNP variations and the timing, onset, intensity, prognosis, treat-ability, appropriateness of specific medications, surgeries and other factors.

Further, it will be crucial to identify the degree of elevated or reduced risk of a particular disease or medication related outcome based on a particular variation or combination of variations. To do so will require access to samples of patients who have had the diseases in question as well as normal populations. For each of these collections of samples, it will be important to note the demographic and epidemiological ranges covered by the collection. This will entail establishing relationships with clinics, hospitals, universities and companies that have repositories of biological samples with carefully curated patient disease and demographic information. These relationships have various confidentiality provisions that require negotiations that can span several months. In addition, some of these institutions have national or provincial mandates for providing jurisdictions access to these samples that may require us to make our test results publicly available for these jurisdictions or institutions at a reduced rate and could also require us to provide a flow back of intellectual property licensing for their further research purposes.

In addition, we intend to establish relationships with various vendors of biological laboratory services for sampling analysis. Such laboratory services may include DNA SNP profiling, gene expression profiling, cell culturing, recombinant techniques for inserting reporter genes into artificial constructs for testing purposes, profiling of transcription factors active in different disease states, and other laboratory and analytical services depending upon the outcome of the results at various stages.

Once we develop our products to the point of commercialization and they are adequately protected through patent protection or other means, we intend to generate revenues through licensing or collaboration with third parties. We intend to commercialize discoveries that result from our internal discovery programs or that result from collaborative discovery projects with third parties. We intend to market this alternative by offering prospective collaborators an analysis of their proprietary data in order to discover additional therapeutic and diagnostic products. We intend to focus on licensing our technologies to diagnostics, biotechnology and pharmaceutical companies, and we intend that they will further develop and commercialize those technologies into revenue generating therapeutic and diagnostic products. We intend to receive payments and royalties from these commercial arrangements upon the successful completion of certain predetermined development stages and milestones, and royalties from the sales of the drugs or diagnostics products. Our company may also conduct in-licensing of biomarkers from collaborators.

Employees

We currently have two employees consisting of Joel Bellenson as our Chief Executive Officer and Dexster Smith as our President, Secretary and Treasurer. Tim Fernback acts as our Chief Financial Officer pursuant to the terms of a management contract between our company and TCF Ventures Corp., a wholly-owned subsidiary of Mr. Fernback. We plan to hire additional employees when circumstances warrant.

Customers

As we are in the development stage of our business, we do not currently have any customers of our technologies.

Suppliers

Our company is not reliant upon any suppliers for the research and development of our technologies.

Report to Security Holders

We are not required to deliver an annual report to our stockholders but will voluntarily send an annual report, together with our annual audited financial statements. Any Securities and Exchange Commission filings that we do file will be available to the public over the internet at the Securities and Exchange Commission's website at http://www.sec.gov.

The public may read and copy any materials filed by us with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 100 F Street, NE, Washington DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-732-0330. We are an electronic filer. The Securities and Exchange Commission maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The internet address of the site is http://www.sec.gov.

PLAN OF OPERATION

The following discussion should be read in conjunction with our audited and un-audited consolidated financial statements and the related notes that appear elsewhere in this registration statement and prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement and prospectus, particularly in the section entitled "Risk Factors" beginning on page 3.

Our audited and unaudited consolidated financial statements are stated in United States dollars and are prepared in accordance with United States generally accepted accounting principles.

As of June 30, 2007, our company had cash and cash equivalents of $1,856,181 and working capital of $1,674,804. We estimate our operating expenses and working capital requirements for the next twelve month period to be as follows:

Estimated Expenses for the Next Twelve Month Period
Cash Operating Expenses
Employee and Consultant Compensation	$480,000
Product Research and Development	$450,000
Business Development and Travel Expenses	$194,000
Professional Fees	$170,000
Royalties	$50,000
General and Administrative Expenses	$40,000

Total	$1,384,000

Employee and Consultant Compensation

We estimate that our employee and consultant compensation expenses for the next twelve months will be approximately $480,000. Most of our employee and consultant compensation expense consists of payments to Joel Bellenson, our Chief Executive Officer, Dexster Smith, our President, Secretary and Treasurer and Tim Fernback, our Chief Financial Officer, through his management company TCF Ventures Corp.

All of our current research and development is carried out by Mr. Bellenson and Mr. Smith. Both individuals have entered into employment agreements with our company. Pursuant to the terms of the employment agreements, our company currently pays Mr. Bellenson and Mr. Smith a base salary of $150,000.

We have also entered into a management services agreement with TCF Ventures Corp., a company beneficially owned by Mr. Fernback. We pay $150,000 annually to TCF Ventures for consulting services.

Although our company anticipates that the majority of our research and development requirements will be met from the efforts of Mr. Bellenson and Mr. Smith, we may retain additional services as and when circumstances warrant. In the event we require such services, we intend to hire such persons as independent contractors based upon terms to be determined when needed.

Product Research and Development

Our research and development costs primarily consist of biomarker validation expenses and other research programs related to infectious diseases and cancers. We estimate that our research and development expenditures, which includes our biomarker validation studies, for the next twelve months will be approximately $450,000. We anticipate that we will incur $100,000 in tissue and sera sample acquisition and $300,000 in third party lab and testing services during this period, as well as $50,000 in added research personnel costs.

Business Development and Travel Expenses

We estimate our business development and travel expenses for the next twelve months to be the approximately $194,000. We anticipate that we will incur $94,000 in investor relations, public relations and marketing costs and $100,000 in travel costs and costs incurred from attending industry conferences. We have hired an investor relations person to, among other things, produce investor and marketing materials. Our company also intends to incur traveling expenses to attend biotech related conferences and investigate financing opportunities should our company require additional financing during this period.

Professional Fees

We expect to incur significant legal expenses to prepare and file a number of provisional patent applications over the next twelve months, as new discoveries are made in our research and development process. Furthermore, as a publicly traded company, we expect to incur ongoing legal and accounting expenses to comply with our reporting responsibilities as a public company under the United States Securities Exchange Act of 1934, as amended. During this period, we intend to obtain director and officer insurance and perhaps general insurance for our company. We estimate our legal, accounting and insurance expenses for the next twelve months to be approximately $170,000.

Royalties

We estimate our royalty related expenditures on licensing complementary technology for the next twelve months to be $50,000.

General and Administrative Expenses

We anticipate spending $40,000 on general and administrative costs in the next twelve months. These costs primarily consist of expenses such as rent, office supplies and office equipment.

Purchase of Significant Equipment

We do not intend to purchase any significant equipment over the next twelve months.

Trends and Uncertainties

Our ability to generate revenues in the future is dependent on whether we successfully develop our technologies and create a marketable product and license or otherwise commercialize our products. We cannot predict whether or when this may happen and this causes uncertainty with respect to the growth of our company and our ability to generate revenues.

LIQUIDITY AND CAPITAL RESOURCES

To date, we have had negative cash flows from operations and we have been dependent on sales of our equity securities and debt financing to meet our cash requirements. We expect this situation to continue for the foreseeable future. We anticipate that we will have negative cash flows in the next twelve month period.

As of June 30, 2007, we had cash and cash equivalents of $1,856,181 and $222,121 in current liabilities. The current liabilities consisted of amounts due to related parties of $147,969 and accounts payable and accrued liabilities of $74,152. Our company incurred a loss of $1,520,983 for the nine months ended June 30, 2007. As of June 30, 2007, we had working capital of $1,674,804. As we require $1,384,000 to fund our operations during the next 12 month period, we anticipate that our working capital will be sufficient to pay our estimated cash operating expenses for the next 12 months.

We can offer no assurance that we will be able to obtain further funds when required for our continued operations. Although we anticipate we have enough working capital to fund our operations for the next 12 months, we intend to pursue various financing alternatives to meet our long-term financial requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain additional financing on a timely basis, we will be unable to conduct our operations as planned, and we will not be able to meet our other obligations as they become due. In such event, we will be forced to scale down or perhaps even cease our operations.

Given that we are a development stage company and have not generated any revenues from our technologies to date, our cash flow projections are subject to numerous contingencies and risk factors beyond our control, including market acceptance of our products, competition from well-funded competitors, and our ability to manage our expected growth. We can offer no assurance that our company will generate cash flow sufficient to meet our cash flow projections or that our expenses will not exceed our projections. If our expenses exceed estimates, we will require additional monies during the next twelve months to execute our business plan.

Going Concern

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their audit report on our consolidated financial statements for the nine month transition period ended September 30, 2006, our independent auditors included an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Our financial statement footnotes contain additional disclosures describing the circumstances that lead to this disclosure by our independent auditors. The notes to our June 30, 2007 unaudited consolidated financial statements also reflect an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern.

Off-Balance Sheet Arrangements

Our company has no outstanding derivative financial instruments, off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts. Neither our company nor our operating subsidiary engages in trading activities involving non-exchange traded contracts.

Capital Expenditures

We incurred a negligible amount of capital expenditures during the nine months ended June 30, 2007 and 2006. As of September 26, 2007, our company did not have any material commitments for capital expenditures and management does not anticipate that our company will spend additional material amounts on capital expenditures in the next twelve month period.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures of our company. Although these estimates are based on management's knowledge of current events and actions that our company may undertake in the future, actual results may differ from such estimates.

Stock-based Compensation Accounting Policy

In accordance with SFAS No. 123R, "Share-Based Payments", all grants of stock options and share issuances to employees and consultants for compensation are recognized in the financial statements based on the fair value of the award at the grant date. The Black-Scholes fair value pricing model has been selected to value these share-based payments on the date of grant.

RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measures". This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, expands disclosures about fair value measurements, and applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the FASB anticipates that for some entities, the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, which for our company would be its fiscal year beginning October 1, 2008. Our company is currently evaluating the impact of SFAS No. 157 but does not expect that it will have a material impact on our financial statements.

In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans." This Statement requires an employer to recognize the over funded or under funded status of a defined benefit post retirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position, and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS No. 158 is effective for fiscal years ending after December 15, 2006. Our company does not expect that the implementation of SFAS No. 158 will have any impact on our financial position and results of operations.

In September 2006, the SEC issued Staff Accounting Bulletin ("SAB") No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements." SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB No. 108 is effective for periods ending after November 15, 2006. Our company is currently evaluating the impact of adopting SAB No. 108 but does not expect that it will have a material effect on our financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. This Statement permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, which for our company will be the fiscal year beginning October 1, 2008. Our company is currently assessing the impact of SFAS No. 159 on our financial position and results of operations.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as described under the heading "Organization Within the Last five Years" or "Executive Compensation", no director, executive officer, principal shareholder holding at least 5% of our common shares, or any family member thereof, had any material interest, direct or indirect, in any transaction, or proposed transactions, since the beginning of our nine month transition year ended September 30, 2006, in which the amount involved in the transaction exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our stock is listed for quotation on the OTC Bulletin Board under the trading symbol "UPBS". Nevada Agency and Trust Company is the registrar and transfer agent for our common shares. Their address is 50 West Liberty, Suite 800 Reno, Nevada, 89501 Telephone: 775.322.0626, Facsimile: 775.322.5623. Our common shares initially began trading on the OTC Bulletin Board on September 1, 2004 under the trading symbol "IBSO.OB". The following table sets forth, for the periods indicated, the high and low closing prices for each quarter within the last two fiscal years ended September 30, 2006 and subsequent interim period as reported by the quotation service operated by the OTC Bulletin Board. All quotations for the OTC Bulletin Board reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Quarter Ended	High	Low
June 30, 2007	$1.60	$0.77
March 31, 2007	$2.28	$0.72
December 31, 2006	$1.17	$0.38
September 30, 2006	$1.01	$0.45
June 30, 2006	$1.42	$0.51
March 31, 2006	$1.62	$1.30
December 31, 2005	$nil	$nil
September 30, 2005	$nil	$nil
June 30, 2005	$nil	$nil
March 31, 2005	$nil	$nil
December 31, 2004	$nil	$nil

On September 28, 2007, the closing price for the common stock as reported by the quotation service operated by the OTC Bulletin Board was $0.39.

As of September 26, 2007, there were 12 registered holders of record of our common stock. As of such date, 47,827,710 common shares were issued and outstanding.

Dividend Policy

We have not declared or paid any cash dividends since inception. Although there are no restrictions that limit our ability to pay dividends on our common shares, we intend to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future.

Equity Compensation Plan Information

As at September 30, 2006, the end of our most recently completed fiscal year, our company did not have any equity compensation plan. Subsequent to year end, our company adopted a 2007 Stock Option Plan on March 16, 2007.

EXECUTIVE COMPENSATION

The particulars of compensation paid to the following persons:

(a)	our Chief Executive Officer;

(b)

each of our four most highly compensated executive officers who were serving as executive officers at the end of the nine month transition period ended September 30, 2006 and our two most recent fiscal years prior to the change in our fiscal year, and whose total salary and bonus exceeded $100,000 per year; and

(c)

any additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as our executive officer at the end of the nine month transition period ended September 30, 2006 and our two most recent fiscal years prior to the change in our fiscal year;

who we will collectively refer to as the named executive officers, are set out in the following summary compensation table.

SUMMARY COMPENSATION TABLE
Name and Position of Principal	Fiscal Year Ending	Annual Compensation			Long Term Compensation
					Awards		Payouts
		Salary (U.S. $)	Bonus (U.S. $)	Other Annual Compens ation (U.S. $)	Securities Under Options Granted	Restricted Shares or Restricted Share Units	LTIP Pay- Outs	All Other Compen- sation (U.S. $)
Joel L. Bellenson(1) Chief Executive Officer	2006(2) 2005 2004	$66,257 $13,200 N/A	$50,000 Nil N/A	Nil Nil N/A	Nil Nil N/A	Nil Nil N/A	Nil Nil N/A	Nil Nil N/A
Dexster L. Smith(3) President	2006(2) 2005 2004	$66,257 Nil N/A	$50,000 Nil N/A	Nil Nil N/A	Nil Nil N/A	Nil Nil N/A	Nil Nil N/A	Nil Nil N/A
Tim Fernback(4) Chief Financial Officer	2006(2) 2005 2004	$51,042 N/A N/A	Nil N/A N/A	Nil N/A N/A	400,000(5) N/A N/A	500,000(5) N/A N/A	Nil N/A N/A	Nil N/A N/A

(1)	Joel Bellenson was appointed director and officer of our company on March 1, 2006.

(2)	Nine month transition period ended September 30, 2006.

(3)	Dexster Smith was appointed director and officer of our company on March 1, 2006.

(4)	Tim Fernback was appointed Chief Financial Officer on April 12, 2006. Mr. Fernback provides such services pursuant to a management contract through TCF Ventures Corp., a wholly-owned subsidiary.

(5)

Pursuant to the terms of a Consultant Engagement Agreement dated February 7, 2006, as amended, we agreed to pay TCF Ventures Corp., a wholly-owned company of Mr. Fernback, $4,510 per month in addition to the issuance of 500,000 common shares and 400,000 options in consideration for services to our company. The options are exercisable into common shares of our company at an exercise price of $0.80 per share. As of September 26, 2007, 200,000 options have vested. Upon reaching the first milestone on March 31, 2006, as described in the consulting agreement, consulting fees increased to $5,410 per month. Commencing May 1, 2007, we paid TCF Ventures Corp. $12,500 per month for consulting services pursuant to a services agreement as discussed below under the heading "Employment/Consulting Agreements."

Executive Compensation

Two executive officers of our company received annual salary and bonus in excess of $100,000 for our fiscal year ended September 30, 2006, while no executive officers of our company received annual salary and bonus in excess of $100,000 for our previous fiscal year, December 31, 2005.

Joel Bellenson, as Chief Executive Officer, was paid salary and bonus of $116,257 for the nine month transition period ended September 30, 2006 and $13,200 for the year ended December 31, 2005. Dexster Smith, as President, was paid salary and bonus of $116,257 for nine month transition period ended September 30, 2006 and $nil for the year ended December 31, 2005.

During the nine month transition period ended September 30, 2006, both Joel Bellenson and Dexster Smith received bonuses of $50,000 each. Of this amount, however, $25,000 was accrued by both Joel Bellenson and Dexster Smith and not paid out to each individual. We do not maintain, and we did not maintain at any time during our three most recently completed fiscal years, any long-term compensation plans. As such, there were no long-term compensation plan awards or payouts to any of the executive officers of our company during our three most recently completed fiscal years.

Employment/Consulting Agreements

Pursuant to the terms of the respective employment agreements, our company currently pays Mr. Bellenson and Mr. Smith a base salary of $150,000. We have also entered into a management services agreement dated May 1, 2007 with TCF Ventures Corp., a company beneficially held by Tim Fernback. We pay $150,000 annually to TCF Ventures Corp. for management services. Bonus payments to Mr. Bellenson, Mr. Smith and TCF Ventures Corp. are at the discretion of the board.

If the employment agreements between our company and Joel Bellenson or Dexster Smith are terminated for any reason, our company is required to pay the respective officer a $150,000 retiring allowance within 30 days of receiving notification of the termination. If either Mr. Bellenson or Mr. Smith terminate the employment agreement for any reason with 14 days notice, our company is required to pay all accrued salary, bonuses and benefits to the respective officer. Our company may terminate either agreement for cause on receipt of written notice to the officer, and without cause on 90 days written notice to the officer. Under such circumstances, our company is required to pay all accrued salary, bonuses and benefits to the terminated officer.

Pursuant to the terms of the management services agreement with TCF Ventures Corp., our company must pay a termination fee of $150,000 in the event that the consultant is terminated without cause or if our company causes a material breach of the agreement.

Our compensation program for our executive officers is administered and reviewed by our board of directors. Historically, executive compensation consists of a combination of base salary and bonuses. Individual compensation levels are designed to reflect individual responsibilities, performance and experience, as well as the performance of our company. The determination of discretionary bonuses is based on various factors, including implementation of our business plan, acquisition of assets, development of corporate opportunities and completion of financing.

Stock Options/SAR Grants

At September 30, 2006, there were 400,000 stock options outstanding that we granted to a wholly-owned company controlled by Tim Fernback, our Chief Financial Officer. The options were issued as partial consideration for services pursuant to the terms of a Consultant Engagement Agreement, as amended. The options are exercisable at $0.80 per share until March 1, 2016. As specified in the Consultant Engagement Agreement, 100,000 of the options vested immediately and 300,000 options vest equally over the following three years until February 2009. As of April 10, 2007, 200,000 options have vested.

Aggregated Option Exercises

There were no options exercised by any officer or director of our company during our nine month transition period ended September 30, 2006.

Long-Term Incentive Plan

As at September 30, 2006, the end of our most recently completed fiscal year, our company did not have any equity compensation plan. Subsequent to year end, our company adopted a 2007 Stock Option Plan on March 16, 2007.

Directors Compensation

Independent directors may be paid their expenses for attending each board of directors meeting and may be paid a fixed sum for attendance at each meeting of the directors or a stated salary as director. No payment precludes any director from serving our company in any other capacity and being compensated for the service. Members of special or standing committees may be allowed like reimbursement and compensation for attending committee meetings. During our nine month transition period ended September 30, 2006, there were no payments to independent directors to attend director meetings.

Pension and Retirement Plans

Currently, we do not offer any annuity, pension or retirement benefits to be paid to any of our officers, directors or employees, in the event of retirement.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the Security Exchange Commission's website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-732-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of our company, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the Securities and Exchange Commission's public reference room. Please call the Securities and Exchange Commission at 1-800-732-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission's website at http://www.sec.gov.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by our company. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

FINANCIAL STATEMENTS

Our financial statements are stated in United States dollars and are prepared in conformity with United States generally accepted accounting principles.

The following audited consolidated financial statements pertaining to Upstream Biosciences Inc. are filed as part of this registration statement:

Financial Statements for the nine month transition period ended September 30, 2006

  Report of independent registered public accounting firm, dated December 14, 2006;

  Consolidated balance sheet as of September 30, 2006;

  Consolidated statements of operations for the nine months ended September 30, 2006 and the nine months ended September 30, 2005 (unaudited);

  Consolidated statements of shareholders' deficit from June 14, 2004 (inception) to September 30, 2006;

  Consolidated statements of cash flows for the nine months ended September 30, 2006 and the nine months ended September 30, 2005 (unaudited); and

  Notes to consolidated financial statements.

Financial Statements for the year ended December 31, 2005

  Report of independent registered public accounting firm, dated February 14, 2006;

  Consolidated balance sheets as of December 31, 2005 and 2004;

  Consolidated statements of loss and deficit for the twelve month periods ended December 31, 2005 and 2004;

  Consolidated statements of cash flows for the twelve month periods ended December 31, 2005 and 2004; and

  Notes to consolidated financial statements.

Financial Statements for the nine months ended June 30, 2007

  Consolidated balance sheets as at June 30, 2007 (unaudited) and September 30, 2006;

  Consolidated statements of operations (unaudited) for the three and nine months ended June 30, 2007 and 2006;

  Consolidated statements of cash flows (unaudited) for the nine months ended June 30, 2007 and 2006; and

  Notes to consolidated financial statements.

UPSTREAM BIOSCIENCES INC.

CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2006

1.	Report of Independent Registered Public Accounting Firm, dated December 14, 2006;

2.	Consolidated balance sheets as of September 30, 2006 and December 31, 2005;

3.	Consolidated statements of operations for the nine months ended September 30, 2006 and the nine months ended September 30, 2005 (unaudited) and for the twelve months ended December 31, 2005;

4.	Consolidated statements of shareholders’ deficit from June 14, 2004 (inception) to September 30, 2006;

5.	Consolidated statement of cash flows for the nine months ended September 30, 2006 and the nine months ended September 30, 2005 (unaudited) and for the twelve months ended December 31, 2005; and

6.	Notes to Consolidated Financial Statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Upstream Biosciences, Inc.

We have audited the accompanying consolidated balance sheet of Upstream Biosciences, Inc. (a development stage company) as of September 30, 2006 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the period from January 1, 2006 through September 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements as of December 31, 2005 and for the period from June 14, 2004 (inception) to December 31, 2005 were audited by other auditors whose report dated August 18, 2006 expressed an unqualified opinion on those financial statements. The consolidated financial statements for the period June 14, 2004 (inception) to December 31, 2005 reflect a total net loss of $78,509 of the related cumulative totals. Our opinion, insofar as it relates to amounts included for such prior periods, is based solely on the report of such other auditors.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, these consolidated financial statements present fairly, in all material respects, the financial position of Upstream Biosciences, Inc. as of September 30, 2006 and the results of its operations and its cash flows for the period from January 1, 2006 through September 30, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the development stage, has not generated revenues since inception, has incurred losses in developing its business, and further losses are anticipated. The Company requires additional funds to meet its obligations and the costs of its operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

"DMCL"

DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED ACCOUNTANTS

Vancouver, Canada
December 14, 2006

UPSTREAM BIOSCIENCES, INC.
(Formerly Integrated Brands Solutions, Inc.)
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,	December 31,
	2006	2005	2005
		(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$471,527	$22,389	$21,434
Restricted cash	10,455	-
Receivables	16,075	9,891	1,287
Prepaid expenses	5,649	-	5,927

	503,706	32,280	28,648

FURNITURE AND EQUIPMENT, net (Note 4)	11,644	-	-

	$515,350	$32,280	$28,648

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$136,624	$21,714	$8,090
Accrued license fees (Note 10)	25,802	-	23,707
Due to related parties (Note 5)	68,798	64,287	78,487
	231,224	86,001	110,284

CONVERTIBLE DEBENTURE (Note 6)	567,378	-	-

	798,602	86,001	110,284

COMMITMENTS AND CONTINGENCIES (Note 10)

CAPITAL STOCK (Note 7)
Authorized
100,000,000 preferred shares at $0.001 par value
750,000,000 common shares at $0.001 par value
Issued and outstanding
44,847,077 common shares (December 31 and
September 30, 2005 - 6,000,000)	893	345	345
ADDITIONAL PAID-IN CAPITAL	1,506,033	-	-
DEFERRED EXPENSE	(2,782)	-	-
DEFICIT ACCUMULATED DURING THE DEVELOPMENT STAGE	(1,778,217)	(51,413)	(78,509)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(9,179)	(2,653)	(3,472)

	(283,252)	(53,721)	(81,636)

	$515,350	$32,280	$28,648

The accompanying notes are an integral part of these consolidated financial statements.

UPSTREAM BIOSCIENCES INC.
(Formerly Integrated Brands Solutions, Inc.)
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

				Cumulative Results
	Nine Months Ended		Year Ended	From Inception
	September 30,	September 30,	December 31,	(June 14, 2004) to
	2006	2005	2005	September 30, 2006
		(Unaudited)

REVENUE
Consulting revenue	$-	$38,384	$38,788	$67,600

OPERATING EXPENSES
Depreciation	763	-	-	763
(Gain) loss on foreign exchange	(1,329)	-	-	(4,801)
Interest and bank charges (Note 6)	366,270	177	232	366,502
Investor and corporate communications	23,655	-	-	23,655
License fees and royalties	30,202	-	17,021	47,223
Management compensation - cash	223,046	73,431	74,067	325,677
- stock-based	700,150	-	-	700,150
Office and general administration	41,179	10,064	10,169	54,686
Research and development	118,843	-	-	118,843
Professional fees	99,083	6,507	16,190	115,273
	1,601,862	90,179	117,679	1,747,971

NET LOSS	$(1,601,862)	$(51,795)	$(78,891)	$(1,680,371)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.03)	$(0.01)	$(0.01)

WEIGHTED AVERAGE NUMBER OF BASIC AND
DILUTED COMMON SHARES OUTSTANDING	51,264,775	6,000,000	6,000,000

The accompanying notes are an integral part of these consolidated financial statements

UPSTREAM BIOSCIENCES, INC.
(Formerly Integrated Brands Solutions, Inc.)
(A Development Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
FOR THE PERIOD FROM MARCH 18, 2002 (INCEPTION) TO SEPTEMBER 30, 2006

						Deficit
					Accumulated	Accumulated
	Common Stock		Additional		Other	During the	Total
	Number of		Paid-in	Deferred	Comprehensive	Development	Stockholders'
	Shares	Amount	Capital	Expense	Income (Loss)	Stage	Deficit

Balance - March 18, 2002 (Date of Inception)		$-	$-	$-	$-	$-	$-

Activity from inception through March 31, 2004	59,300,000	59,300	(10,300)	-	-	(77,105)	(28,105)
Balance - March 31, 2004	59,300,000	59,300	(10,300)			(77,105)	(28,105)
Forward stock split on a 1.5:1 basis	29,650,000	29,650	(29,650)				-
Net loss						(50,205)	(50,205)
Balance - December 31, 2005	88,950,000	88,950	(39,950)	-	-	(127,310)	(78,310)
Share exchange and recapitalization (Note 3)
Shares issued to former shareholders of Upstream Canada	24,000,000	24,000					24,000
UBSI shares canceled upon acquisition	(68,650,000)	(68,650)					(68,650)
Recapitalization adjustment		(43,955)	39,950		(3,472)	(49,045)	(56,522)
Balance after share exchange	44,300,000	345	-	-	(3,472)	(176,355)	(179,482)
Fair value compensation to consultant
Issuance of stock at $1.20 per share	500,000	500	599,500				600,000
Grant of stock options			100,150				100,150
Issuance of convertible debenture
Fair value of detachable warrants			360,964				360,964
Embedded beneficial conversion feature			268,108				268,108
Issuance of stock for operating expense
Prepaid rent	17,500	18	17,750	(17,768)			-
Less: amount charged to operations				14,986			14,986
Issuance of stock for BCCA license fee	29,577	30	17,717				17,747
Partial forfeiture of convertible debenture			141,844				141,844
Comprehensive income (loss)
Foreign exchange translation adjustment					(5,707)		(5,707)
Net loss						(1,601,862)	(1,543,529)
						(1,778,217)
Balance - September 30, 2006	44,847,077	$893	$1,506,033	$(2,782)	$(9,179)	$(1,778,217)	$(224,919)

The accompanying notes are an integral part of these consolidated financial statements.

UPSTREAM BIOSCIENCES INC.
(Formerly Integrated Brands Solutions, Inc.)
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

				Cumulative Results
	Nine Months Ended		Year Ended	From Inception
	September 30,	September 30,	December 31	(June 14, 2004) to
	2006	2005	2005	September 30, 2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,601,862)	$(51,795)	$(78,891)	$(1,680,371)
Adjustments to reconcile net loss to net cash used in
operating activities
Depreciation	763	-	-	763
Shares issued for operating expenses	735,665	-	-	735,665
Beneficial conversion feature (Note 6)	268,108	-	-	268,108
Accretion of convertible debenture	70,187	-	-	70,187
Foreign exchange translation adjustment	(5,707)	(2,653)	(3,472)	(9,179)
Changes in operating assets and liabilities
Receivables	(14,788)	5,863	14,467	(16,074)
Prepaid expenses	(2,504)	-	(5,927	(8,430)
Accounts payable and accrued liabilities	30,687	(4,020)	(5,023)	38,776
Accrued license fees	2,095	-	23,707	25,801
Due to related parties	(9,689)	-	-	(9,689)

Net cash used in operating activities	(527,045)	(52,605)	(55,139)	(584,443)

CASH FLOWS FROM INVESTING ACTIVITIES
Increase in restricted cash	(10,455)	-	-	(10,455)
Purchases of furniture and equipment	(12,407)	-	-	(12,407)

Net cash used in investing activities	(22,862)	-	-	(22,862)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Issuance of convertible debentures	1,000,000	-	-	1,000,000
Proceds from Issuance of common shares	-	-	-	345
Loan from related party	-	68,001	69,580	78,487

Net cash provided by financing activities	1,000,000	68,001	69,580	1,078,832

NET INCREASE IN CASH	450,093	15,396	14,441	471,527

CASH AND CASH EQUIVALENTS, BEGINNING	21,434	6,993	6,993	-

CASH AND CASH EQUIVALENTS, ENDING	$471,527	$22,389	$21,434	$471,527

Supplemental information
Cash paid for:
Interest	$27,974	$-	$142	$28,206
Income taxes	$-	$-	$-	$-

Non-cash investing and financing activities (Note 8)

The accompanying notes are an integral part of these consolidated financial statements.

UPSTREAM BIOSCIENCES, INC.
(formerly Integrated Brand Solutions, Inc.)
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006

1.           NATURE OF BUSINESS AND CONTINUANCE OF OPERATIONS

By share exchange agreement amended and dated February 24, 2006, Upstream Biosciences, Inc. (formerly Integrated Brand Solutions, Inc) (called “UBSI or the Company”), incorporated on March 20, 2002 under the laws of the State of Nevada, acquired 100% of the issued and outstanding shares of Upstream Biosciences Inc. (“Upstream Canada”), in exchange for 24,000,000 shares of common stock of the Company representing 54.2% of the total issued and outstanding shares of the Company at the time (See Note 3). In connection with this transaction, Integrated Brand Solutions, Inc. changed its name to Upstream Biosciences, Inc. and its fiscal year end from March 31 to December 31.

This acquisition has been accounted for as a recapitalization transaction, similar to reverse acquisition accounting, with Upstream Canada being treated as the accounting parent (legal subsidiary) and UBSI being treated as the accounting subsidiary (legal parent). Accordingly, the consolidated results of operations of the Company include those of Upstream Canada for the period from its inception on June 14, 2004 and those of UBSI since the date of the reverse acquisition, February 24, 2006.

Upstream Canada was incorporated on June 14, 2004 under the laws of Canada for the purpose of developing genetic diagnostic biomarkers for use in determining a patient’s susceptibility to disease and predicting a patient’s response to drugs. The business strategy is to obtain United States patent protection for the biomarkers and generate revenues through licensing proprietary technologies or collaborating with third parties in the disease susceptibility, biomarkers identification, and drug response areas of cancer, primarily to companies that develop and/or market developing diagnostic products.

Going concern
These consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles, on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As at September 30, 2006, the Company has working capital of $272,482 but has incurred losses since inception of $1,778,217. Further losses are anticipated in the development of its business and there can be no assurance that the Company will be able to achieve or maintain profitability. The continuing operations of the Company and the recoverability of the carrying value of assets is dependent upon the ability of the Company to obtain necessary financing to fund its working capital requirements, and upon future profitable operations. The accompanying financial statements do not include any adjustments relative to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty. There can be no assurance that capital will be available as necessary to meet the Company’s working capital requirements or, if the capital is available, that it will be on terms acceptable to the Company. The issuances of additional equity securities by the Company may result in dilution in the equity interests of its current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase the Company's liabilities and future cash commitments. If the Company is unable to obtain financing in the amounts and on terms deemed acceptable, the business and future success may be adversely affected. Management intends to finance operating costs over the next twelve months with existing cash on hand, commercial loans and/or private placement of capital stock.

UPSTREAM BIOSCIENCES, INC.
(formerly Integrated Brand Solutions, Inc.)
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)          Basis of presentation
These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars. They include the accounts of the Company and its wholly-owned subsidiary, Upstream Canada, which was acquired by share exchange on February 24, 2006. All significant inter-company transactions and account balances have been eliminated.

Effective September 30, 2006, Upstream Canada changed its fiscal year end from December 31 to September 30 for efficiency and administrative purposes. Accordingly, both the consolidated statements of operations and the consolidated statements of cash flows are presented for the nine months ended September 30, 2006 and the twelve months ended December 31, 2005.

(b)            Development stage company
The Company is currently considered a development stage enterprise, under the guidelines of Statement of Financial Accounting Standards (“SFAS”) No. 7. Since its formation, the Company has not yet realized any revenues from its planned operations.

(c)             Use of estimates and assumptions
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates used in preparing these financial statements are: (i) the capital transactions pertaining to the convertible debenture, including the fair value calculation of the detachable warrants and the embedded beneficial conversion feature; (ii) the fair value of stock compensation expense; and (iii) the calculation of accrued license fees. Actual results could differ from these estimates.

(d)              Research and development
These costs are charged to expense when incurred, including direct material and personnel costs and related contract services and indirect costs. The Company has received government assistance in the past and may receive some in the future regarding its research and development activities. When the work is performed that qualifies for such grants, the related assistance amount is set up in receivables and credited to research and development expense.

(e)              Translation of foreign currencies
The financial statements are presented in United States dollars. In accordance with SFAS No. 52, “Foreign Currency Translation”, foreign denominated monetary assets and liabilities are translated into their United States dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Non-monetary assets are translated at the exchange rates prevailing at the transaction date. Revenue and expenses are translated at average rates of exchange during the year. Gains or losses resulting from foreign currency transactions are included in the consolidated results of operations whereas, adjustments arising from translation of the Company’s subsidiary’s financial statements are included as a separate component of shareholders’ deficit.

(f)                Revenue recognition
Revenue from all sources is recognized when the amount is fixed or determinable, delivery has occurred or initial services have been performed, and collection is reasonably assured. Any amounts received in advance of the goods being delivered or services being performed are recorded as deferred revenue.

UPSTREAM BIOSCIENCES, INC.
(formerly Integrated Brand Solutions, Inc.)
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006

(g)           Cash and cash equivalents
Cash and cash equivalents consist of balances with banks, unrestricted cash balances in lawyer trust accounts and short-term investments in financial instruments with maturities within 90 days held for the purpose of meeting short-term cash commitments rather than for investing or other purposes. As of September 30, 2006, cash and cash equivalents consist primarily of bank deposits and a short-term investment.

(h)             Furniture and equipment
Furniture and equipment is recorded at cost. Depreciation is provided using the straight-line method over 4 years. Maintenance and repairs are expensed as incurred.

(i)               Financial instruments
The Company’s financial instruments consist of cash, cash equivalents and restricted cash, receivables, accounts payable and accrued liabilities and amounts due to related parties. It is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximates their carrying values.

Fair values of long-term debt are based on market prices where available. When quoted market prices are not available, fair values are estimated using discounted cash flow analysis, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

(j)                Convertible debenture
In accordance with EITF 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments”, the proceeds received on issuance of convertible debentures are allocated between the convertible debt and the detachable warrants based on their relative fair values. At the date of issuance, the fair value of the detachable warrants represents the difference between the stated value and the carrying value of the convertible debenture and is recorded as additional paid-in capital. The carrying value of the debenture is accreted to its face value at maturity through a charge to interest expense on a straight line basis.

(k)                 Stock-based compensation
In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R, “Share-Based Payment”, which replaced SFAS No. 123, “Accounting for Stock-Based Compensation” and superseded APB Opinion No. 25, “Accounting for Stock Issued to Employees”. In January 2005, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 107, “Share-Based Payment”, which provides supplemental implementation guidance for SFAS No. 123R. SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on the grant date fair value of the award. SFAS No. 123R was to be effective for interim or annual reporting periods beginning on or after June 15, 2005, but in April 2005 the SEC issued a rule that will permit most registrants to implement SFAS No. 123R at the beginning of their next fiscal year, instead of the next reporting period as required by SFAS No. 123R. The pro-forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition. Under SFAS No. 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption.

The transition methods include prospective and retroactive adoption options. Under the retroactive options, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock

UPSTREAM BIOSCIENCES, INC.
(formerly Integrated Brand Solutions, Inc.)
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006

options and restricted stock at the beginning of the first quarter of adoption of SFAS No. 123R, while the retroactive methods would record compensation expense for all unvested stock options and restricted stock beginning with the first period restated. The Company adopted the modified prospective approach of SFAS No. 123R for the fiscal year beginning on January 1, 2006. There were no stock-based compensation awards granted prior to January 1, 2006.

(l)           Income taxes
The Company follows the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the deferred tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax balances. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to the taxable income in the years in which those differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment. For deferred tax assets, the full amount of the potential future benefit is recorded. A valuation allowance is then used to adjust for the probability of realization.

(m)           Loss per share
The computation of basic loss per share is computed by dividing net loss available to common stockholders by the weighted average number of outstanding common shares of the Company during the period. The diluted loss per share gives effect to all potentially dilutive common shares outstanding during the period. The computation of diluted loss per share does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on net loss.

At September 30, 2006, the Company had 2,100,000 potentially dilutive securities outstanding in the form of 800,000 shares pertaining to the convertible debenture; 400,000 stock options granted; and 900,000 stock options to be granted, both under a stock option plan still under development. The basic loss per share equals the diluted net loss per share since the potentially dilutive securities are anti-dilutive.

(n)             Recent accounting pronouncements
In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140”, to simplify and make more consistent the accounting for certain financial instruments. SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, to permit fair value re-measurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, “Accounting for the Impairment or Disposal of Long-Lived Assets”, to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, with earlier application allowed. This standard is not expected to have a significant effect on the Company’s future reported financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for

UPSTREAM BIOSCIENCES, INC.
(formerly Integrated Brand Solutions, Inc.)
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006

entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity's first fiscal year beginning after September 15, 2006. This adoption of this statement is not expected to have any effect on the Company’s future reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measures”. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, expands disclosures about fair value measurements, and applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the FASB anticipates that for some entities, the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, which for the Company would be its fiscal year beginning October 1, 2008. The Company is currently evaluating the impact of SFAS No. 157 but does not expect that it will have a material impact on its financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” This Statement requires an employer to recognize the over funded or under funded status of a defined benefit post retirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position, and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS No. 158 is effective for fiscal years ending after December 15, 2006. The Company does not expect that the implementation of SFAS No. 158 will have any impact on its financial position and results of operations.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB No. 108 is effective for periods ending after November 15, 2006. The Company is currently evaluating the impact of adopting SAB No. 108 but does not expect that it will have a material effect on its financial statements.

(o)           Comparative figures
Certain comparative figures have been reclassified to conform to the current period’s presentation.

3.           SHARE EXCHANGE AGREEMENT WITH UPSTREAM CANADA

On February 24, 2006, the Company entered into an Amended and Restated Share Exchange Agreement (“Amended Share Agreement”)with Upstream Canada and the former shareholders of Upstream Canada. The Amended Share Agreement amended and restated the terms of a share exchange agreement initially dated February 3, 2006 that was entered into among the same parties.

The closing of the transactions contemplated in the Amended Share Agreement including the acquisition of all of the issued and outstanding common shares of Upstream Canada occurred on March 1, 2006. In accordance with the closing of the Amended Share Agreement, the Company issued 24,000,000 common shares to the former shareholders of Upstream Canada in exchange for the acquisition by the Company of all 6,000,000 issued and outstanding common shares of Upstream Canada on the basis of four common

UPSTREAM BIOSCIENCES, INC.
(formerly Integrated Brand Solutions, Inc.)
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006

shares of the Company for every one common share of Upstream Canada. The Company shares were issued under exemption of Regulation S and/or Section 4(2) of the Securities Act of 1933.

The Company had 44,300,000 common shares issued and outstanding as of March 1, 2006 after the issuance of the 24,000,000 common shares to former shareholders of Upstream Canada and the cancellation without consideration of 68,650,000 common shares held by two former significant shareholders of the Company. As of the closing date, the former shareholders of Upstream Canada held 24,000,000 common shares, representing 54.2% of the issued and outstanding common shares of the Company. The share exchange was deemed to be a reverse acquisition for accounting purposes whereby Upstream Canada is treated as the accounting parent (legal subsidiary) and UBSI is treated as the accounting subsidiary (legal parent). Upstream Canada, the acquired entity, is regarded as the predecessor and continuing entity as of March 1, 2006.

4.           FURNITURE AND EQUIPMENT

	September 30,	December 31,
	2006	2005

Office furniture and computers	$12,407	$-
Less: accumulated depreciation	(763)	-

	$11,644	$-

Depreciation expense for the nine months ended September 30, 2006 was $763.

5.           RELATED PARTY TRANSACTIONS

At September 30, 2006, the Company owed $68,798 (December 31, 2005 - $78,487) to three officers of the Company for unpaid compensation, including a $25,000 bonus payable to each of the two senior officers, who are also directors, accrued at the year end as reward for achieving the second milestone described in Note 10.

During the nine months ended September 30, 2006, management fees of $283,556 (December 31, 2005 - $74,067 and September 30, 2005 - $73,431) were paid or accrued to the Company’s three officers of which $118,843 (December 31 and September 30, 2005 - $nil) was expensed as research and development. In addition, a bridge loan of $79,190 from a director, who is also a shareholder, was repaid without interest from the funds received on issuance of the convertible debenture in March and April, 2006.

All related party transactions are conducted in the ordinary course of business and measured at the exchange amount, which is the consideration established and agreed to by the related parties.

6.           CONVERTIBLE DEBENTURE

In March and April 2006, the Company issued a three-year $1,000,000 convertible debenture bearing interest at 5% per annum and due on February 1, 2009. The debenture is convertible into 1,000,000 shares of common stock anytime at the Company’s option. In addition, 400,000 share purchase warrants were issued to the debenture holder exercisable at $1.25 per share only until the earlier of (a) December 31, 2006 or (b) when two patents have been filed with the US patent office claiming novel applications of the Company’s technology to assist in the diagnosis of two diseases other than prostate cancer. When event

UPSTREAM BIOSCIENCES, INC.
(formerly Integrated Brand Solutions, Inc.)
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006

(b) takes place, there will be a partial forfeiture of $200,000 in debt and a corresponding reduction in common share convertibility. The 5% interest is being accrued during the three-year term of the debenture but is not payable until maturity. At September 30, 2006, accrued interest of $29,167 has been recorded since issuance.

In late September 2006, the Company filed a provisional patent application with the US patent office for certain ovarian and thyroid cancer biomarkers. This significant event effectively triggered the expiry of the 400,000 share purchase warrants and the forfeiture of $200,000 of the debenture face value following a 30-day waiting period which has expired. Accordingly, the maturity value on February 1, 2009 has been reduced to $800,000 and the convertibility feature to 800,000 shares.

In accordance with EITF 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, the Company recognized the value of the embedded beneficial conversion feature of $268,108. This value was recorded immediately as non-cash interest expense for the nine months ended September 30, 2006 since the debenture is convertible at any time.

In addition, and in accordance with EITF 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments”, the Company has allocated the proceeds of issuance between the convertible debt and the detachable warrants based on their relative fair values. Accordingly, the Company recognized the fair value of the detachable warrants of $360,964 as additional paid-in capital and will record further interest expense over the term of the convertible debenture resulting from this difference between the stated value and carrying value at the date of issuance. As an offset, the carrying value of the convertible debenture will be accreted to the face value of $1,000,000 at maturity, subsequently reduced to $800,000 following the late September 2006 forfeiture described in (b) above. In this connection, interest expense of $70,187 has been accreted for the nine months ended September 30, 2006 (December 31 and September 30, 2005 - $nil), increasing the carrying value of the debentures from $679,143 at the date the funds were received to $709,223 at September 30, 2006 before the forfeiture and $567,378 after the forfeiture. The fair value of the convertible debentures at issuance was estimated to be $639,000. This value was based on an estimated fair value interest rate on debt with comparable risk profiles of 20% per annum.

7.           CAPITAL STOCK

The authorized capital of the Company was changed after approval by the board of directors on September 18, 2006 and acceptance by the State of Nevada on November 27, 2006 to the following:

(i)	100,000,000 non-voting preferred shares with $0.001 par value (formerly nil shares), none of which have been issued to date; and

(ii)	750,000,000 voting common shares (formerly 500,000,000 shares) with $0.001 par value.

During the nine months ended September 30, 2006, the Company issued shares of Regulation S and/or Section 4(2) common stock for non-cash consideration as follows:

(i)

24,000,000 shares to the former shareholders of Upstream Canada, representing 54.2% of the Company’s outstanding shares at the closing date of March 1, 2006, in exchange for 100% of the shares of Upstream Canada. Concurrently, 68,650,000 shares held by two former significant shareholders of the Company were cancelled without consideration.

UPSTREAM BIOSCIENCES, INC.
(formerly Integrated Brand Solutions, Inc.)
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006

(ii)

500,000 shares and 400,000 stock options pursuant to a consulting agreement for financial and administrative services. The consultant was subsequently appointed an officer of the Company. The estimated fair values were $600,000 and $100,150 respectively, based on the Black-Scholes option pricing model. These amounts were recorded as compensation expense during the nine months ended September 30, 2006.

(iii)

17,500 shares pursuant to an office lease agreement with the British Columbia Cancer Agency (”BCCA”) for six months’ rent from May 1 2006 to October 31, 2006 paid in advance and valued at $17,768. Five months rent was expensed and one month was recorded as deferred expense at September 30, 2006 as a component of stockholders’ deficit.

(iv)	29,577 shares pursuant to the license agreement with BCCA in settlement of the Company’s license fee obligation valued at $17,747.

Stock purchase warrants

At September 30, 2006, the 400,000 detachable warrants outstanding for the purchase of 400,000 common shares (December 31 and September 30, 2005 - nil) at $1.25 per share in connection with the convertible debenture had expired (see Note 6).

The following table summarizes information about the warrants issued by the Company during the nine months ended September 30, 2006:

	Number of	Exercise
	Shares	Price
Balance, December 31, 2005	-	$-
Granted	400,000	1.25
Expired	(400,000)	1.25

Balance, September 30, 2006	-	$-

Stock options

During the nine months ended September 30, 2006, the Company granted 400,000 stock options to one officer of the Company exercisable at $0.80 per share until March 1, 2016 in accordance with the terms and conditions of a stock option plan still under development. 100,000 of these options vested immediately and 300,000 options will vest equally over the following three years until February 2009.

The fair value of the 400,000 options was estimated to be $227,100, of which $100,150 has been expensed in the current period, using the Black-Scholes option pricing model incorporating the following assumptions: expected stock price volatility of 100%, risk-free interest rate of 4.45%, expected weighted average option life of 1 year, and expected dividend yield of 0%. Due to the subjective nature of these assumptions, the fair value estimate can vary significantly with changed assumptions.

In addition, the Company has committed to grant 900,000 stock options under the terms and conditions of a stock option plan still under development as follows: (i) 800,000 to two senior officers, who are also directors, 300,000 of these options will vest on February 28, 2007, 300,000 on February 28, 2008 and the balance of 200,000 on February 20, 2009; and (ii) 100,000 to a corporate communications consultant.

UPSTREAM BIOSCIENCES, INC.
(formerly Integrated Brand Solutions, Inc.)
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006

Vesting in this case will occur equally on a monthly basis over the twelve month contract ending February, 2007.

A summary of stock option information for the nine months ended September 30, 2006 is as follows:

	Number of	Exercise
	Shares	Price
Balance, December 31, 2005	-	$-
Granted	400,000	0.80

Balance, September 30, 2006	400,000	$0.80

8.           NON-CASH INVESTING AND FINANCING ACTIVITIES

During the nine months ended September 30, 2006, the Company issued shares of Regulation S and/or Section 4(2) common stock for non-cash consideration as follows:

(i)

24,000,000 shares to the former shareholders of Upstream Canada, representing 54.2% of the Company’s outstanding shares at the closing date of March 1, 2006, in exchange for 100% of the shares of Upstream Canada. At the same time, 68,650,000 shares held by two former significant shareholders of the Company were cancelled without consideration.

(ii)

500,000 shares and 400,000 stock options pursuant to a consulting agreement for financial and administrative services. The consultant was subsequently appointed an officer of the Company. The estimated fair values were $600,000 and $100,150 respectively, based on the Black-Scholes option pricing model, and these amounts were recorded as management compensation for the nine months ended September 30, 2006.

(iii)	17,500 shares pursuant to an office lease agreement with the BCCA for six months’ rent from May 1 2006 to October 31, 2006 paid in advance and valued at $17,768.

(iv)	29,577 shares pursuant to the license agreement with BCCA in settlement of the Company’s license fee obligation valued at $17,747.

9.           INCOME TAXES

The parent Company is subject to income taxes in Canada while its subsidiary is subject to income taxes in the United States. As of September 30, 2006, the Company and its wholly-owned subsidiary had accumulated non-capital loss carryforwards of approximately $950,000, which are available to reduce taxable income in future taxation years. These losses begin to expire in 2015 after carry forward periods ranging from 10 to 20 years. The Company is required to compute the deferred tax benefits from non-capital loss carryforwards. However, due to the uncertainty of realization of these loss carry-forwards, a full valuation allowance has been provided for this deferred tax asset.

UPSTREAM BIOSCIENCES, INC.
(formerly Integrated Brand Solutions, Inc.)
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006

The components of the deferred tax asset are shown below as of:

	September 30,	September 30	December 31,
	2006	2005	2005
		(Unaudited)

Non-capital tax loss carry forwards	$950,000	$54,000	$82,000
Statutory tax rate	35%	35%	35%
Effective tax rate	–	–	–
Deferred tax asset	332,500	18,900	28,700
Less: valuation allowance	(332,500)	(18,900)	(28,700)
Net deferred tax asset	$–	$–	$–

10.          COMMITMENTS AND CONTINGENCIES

License agreements

(i) British Columbia Cancer Agency Branch (“BCCA”)

The Company entered into a license agreement with the BCCA on March 10, 2005 for a seven year term expiring March 2012 regarding bioinformatics technology developed at the University of British Columbia (“UBC”). Under the terms of the contract, the Company has agreed to pay a license fee of approximately $20,000, payable in shares of the Company at a fair value subject to BCCA approval. This obligation was settled in shares valued at $17,747 prior to September 30, 2006.

In addition to the license fee, the Company has agreed to pay annual royalties starting September 13, 2006 equal to 10% of the gross revenue from licensed product sales or $10,000, whichever is greater. At September 30, 2006, $5,000 has been accrued since the first year royalty was waived.

(ii) University of British Columbia (“UBC”)

Upstream Canada entered into a License Agreement with UBC on March 23, 2005 for a ten year term expiring March 2015 regarding bioinformatics technology developed at UBC. Under the contract, Upstream Canada agreed to pay a license fee consisting of $7,500 cash plus an equity component subject to further negotiations has been recorded at the estimated amount of $12,500 at September 30, 2006. Due to the share exchange agreement with Upstream Canada described in Note 3, the Company is currently negotiating with UBC to issue common shares of the Company instead of Upstream Canada shares in order to satisfy the equity component of the license fee commitment.

In addition to the license fee and commencing in March 2005, Upstream Canada has agreed to pay the greater of (a) annual royalties equal to 15% of the gross revenue from licensed product sales or (b) the minimum annual sliding scale amounts as follows: $7,500 for years 1 and 2; $15,000 for years 3 through 7; and $20,000 for years 8 through 10. At September 30, 2006, royalties of $11,250 had been accrued but unpaid pending completion of on-going negotiations.

UPSTREAM BIOSCIENCES, INC.
(formerly Integrated Brand Solutions, Inc.)
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006

Employment contracts with Company officers

The Company entered into employment contracts with three officers of the Company. The total annual compensation commitment was increased on October 1, 2006 from $303,000 to $364,600, excluding the $50,000 bonus for each of the two senior officers. Since both milestones were achieved during the nine months ended September 30, 2006, the $100,000 in bonuses was expensed as part of management compensation. The two milestones pertain to the filing of provisional patents for liver and prostate cancer biomarkers in March 2006 and for thyroid and ovarian cancer biomarkers in September 2006. At April 30, 2007, the first year anniversary of these contracts, a minimum 40% annual bonus will be established for the two senior officers subject to achieving mutually agreed performance milestones yet to be determined.

In addition and pursuant to these contracts; (i) 500,000 shares were issued as a signing bonus of which 300,000 shares vested immediately and 200,000 shares were put into escrow pending achievement of specific objectives; (ii) 400,000 stock options were granted with 100,000 vesting immediately and 300,000 vesting equally over the following three years; and (iii) 800,000 stock options were committed to be granted over the following three years as contemplated in the employment contracts, all in accordance with the terms and conditions of a stock option plan still under development. For (i) and (ii) above, the related amount of $700,150 was recorded as stock-based compensation for the nine months ended September 30, 2006.

In the event of contract termination by either party and subject to a 90-day termination clause, retiring allowances of approximately $300,000 ($150,000 each) will become immediately payable to two senior officers of the company. As such, $58,333 of the contractual obligations has been charged to operations and included in accrued liabilities. The remaining balance of $241,667, of which $100,000 is current, will be accrued on a straight-line basis over the term of the contracts and expensed accordingly.

The aggregate minimum annual payments under the BCCA and UBC license agreements and the retirement obligations for the next five years ending September 30 are as follows:

2007	$117,500
2008	166,700
2009	25,000
2010	25,000
2011	25,000
Thereafter	85,000

$444,200

Office lease agreement

The Company has entered into an agreement with BCCA to issue its common shares in advance every six months for payment of office rent valued at $2,782 per month. The price per share is determined by using the average price for the preceding six-month period less a 20% discount. The lease term is one year commencing May 2006 and is renewable by mutual consent.

Fund raising agreement

The Company has engaged an investment banker, Atlas Capital Services, LLC (“Atlas”), to raise financing up to $10 million on a best efforts basis over the nine month period from August 21, 2006 to May 20, 2007 and subsequently by mutual consent. Atlas’s sole compensation will be a cash transaction fee upon consummation of a financing equal to 8% of the principal amount of the financing plus warrants. The warrants allow for purchase of the Company’s common stock in quantity equal to 10% of the financed amount exercisable on a cashless basis over a period of up to four years from the closing date of the financing and at a price equal to the effective per share or unit price paid in the financing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the board of directors and stockholders of Upstream Biosciences Inc.:

We have audited the balance sheet of Upstream Biosciences Inc. as at December 31, 2005 and 2004 and the statements of operations, stockholders' equity and cash flows for the years then ended. The financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion the financial statements present fairly, in all material respects, the financial position of the company as at December 31, 2005 and 2004 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2005 in conformity with generally accepted accounting principles in the United States of America.

These financial statements have been prepared assuming the company will continue as a going concern. As discussed in Note 2 to the financial statements, the company has incurred net losses and a net capital deficiency. These factors raise substantial doubt about the company's ability to continue as a going concern. Management's plans to rectify the capital deficiency and losses are outlined in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

"Cinnamon Jang Willougby"

Chartered Accountants

Burnaby, Canada
February 14, 2006

Exhibit "A"
UPSTREAM BIOSCIENCES INC.
Balance Sheet
December 31, 2005

Assets	2005	2004

Current:
Cash	$24,864	$8,425
Accounts receivable	350	18,980
GST receivable	1,143	-
Prepaid expenses	6,875	-

	$33,232	$27,405

Liabilities

Current:
Accounts payable and accrued liabilities	$9,384	$15,798
Accrued license fees	27,500	-
Due to Shareholders (Note 5)	91,046	10,710

	127,930	26,508
Shareholders' Deficiency

Share capital (Note 6)	400	400
Retained Earnings (Deficit), per Exhibit "B"	(95,098)	497

	(94,698)	897

Going Concern (Note 2)
Commitments and Contingencies (Note 11)
	$33,232	$27,405

- See accompanying notes -

Exhibit "B"
UPSTREAM BIOSCIENCES INC.
Statement of Loss and Deficit
For the Years Ended December 31, 2005 and 2004

	2005	2004

Revenue:
Consulting Revenue	$47,000	$37,500

	47,000	37,500

Expenses:
Bank charges and interest	281	-
General and administrative expenses	390	417
License fees +	20,625	-
Office and miscellaneous	380	718
Professional fees	19,618	-
Rent	11,552	3,210
Subcontractor labour	-	7,890
Wages and employee benefits	89,749	24,768

	142,595	37,003

Net Income (Loss)	(95,595)	497
Retained Earnings - beginning of year	497	-

Retained Earnings (Deficit), ending, to Exhibit "A"	$(95,098)	$497

- See accompanying notes -

Exhibit "C"
UPSTREAM BIOSCIENCES INC.
Statement of Cash Flows
For the Years Ended December 31, 2005 and 2004

	2005	2004

Operating Activities:
Net Income (Loss), per Exhibit "B"	$(95,595)	$497
Adjustments for -
Accrued salary	80,000	10,000
Accrued license payable	27,500	-

	11,905	10,497
Changes in non-cash working capital -
(Increase) Decrease in Accounts receivable	18,630	(18,980)
(Increase) Decrease in GST receivable	(1,143)	-
(Increase) Decrease in Prepaid expenses	(6,875)	-
Increase (Decrease) in Accounts payable and accrued liabilities	(6,414)	15,798

Cash flows from operating activities	16,103	7,315

Financing Activities:
Issuance of share capital	-	400
Increase (Decrease) in Due to Shareholders	336	710

Cash flows from financing activities	336	1,110

Net Increase in Cash	16,439	8,425
Cash, beginning	8,425	-

Cash, ending	$24,864	$8,425

Supplemental Disclosure of Cash Flow Information (Note 7)

- See accompanying notes -

Exhibit "D"
UPSTREAM BIOSCIENCES INC.
Notes to Financial Statements
December 31, 2005 and 2004

1)	Nature of Operations:

Upstream Biosciences Inc. (the "Company") was incorporated under the laws of Canada on June 14, 2004. The Company is in the process of researching DNA diagnostic markers for predisposition to disease and responses to medications.

2)	Going Concern:

These consolidated financial statements have been prepared on a going concern basis. As at December 31, 2005 the Company had not yet attained profitable operations and has accumulated a deficit of $95,098 since inception. Its ability to continue as a going concern is dependent upon the ability of the Company to generate profitable operations in the future and / or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations as they come due. The outcome of these matters cannot be predicted with any certainty as a going concern. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern. The Company is in the process of filing registration and other public offering documents to raise equity financing to fund its ongoing operations.

3)	Significant Accounting Policies:

a)	Cash -

Cash consists of cash and bank accounts which are integral to the Company's cash management.

b)	Product Development Costs -

Product development costs are expensed as incurred.

c)	Deferred Income Taxes -

The liability method is used in accounting for income taxes. Under this method, future tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and unutilized non-capital assets, and measured using the substantially enacted rates and laws that will be in effect when the differences are expected to reverse. Future tax expense was based on the benefits of tax losses that was reported in different years in the financial statements and tax returns and measured at the tax rate in effect in the year the difference originated. The carrying value of future tax income tax assets is limited to the amount that is more likely than not to be realized.

d)	Revenue Recognition -

The Company records its revenue from general contracting on the percentage of completion basis. Under this method, contract revenue for the year includes only that portion of the contract price applicable to the work performed.

e)	Government Assistance -

The Company receives government assistance in respect to an employee of the Company. The amount of the assistance is credited to wage expense and is recognized as a receivable when the related wage expense is incurred.

Exhibit "D"
UPSTREAM BIOSCIENCES INC.
Notes to Financial Statements
December 31, 2005 and 2004

3)	Significant Accounting Policies: (Continued)

f)	Use of Estimates -

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Although these estimates are based on management's knowledge of current events and actions the Company may undertake in the future, actual results may differ from the estimates.

4)	Financial Instruments:

a)	Fair Values -

Unless otherwise noted, cash, accounts receivable, accounts payable, and amounts due to shareholders are stated at amounts that approximate their book value.

5)	Due to Shareholders:

The advances from shareholders are due on demand, non-interest bearing and have no fixed terms of repayment.

6)	Share Capital:

a)	Authorized -

Unlimited number of Common Shares

b)	Issued and Fully Paid -

	2005	2004
6,000,000 Common shares	$400	$400

7)	Supplemental Disclosure of Cash Flow Information:

The Company entered into a License Agreement with the University of British Columbia on March 23, 2005. Under the terms of the agreement the Company agreed to pay the University of British Columbia $7,500 within 12 months of executing the contract. This amount has been included in accrued license fees (See Note 8).

The Company entered into a License Agreement with the British Columbia Cancer Agency Branch on March 10, 2005. Under the terms of the agreement the Company agreed to pay the British Columbia Cancer Agency Branch $20,000 in equity of the Company. This amount has been included in accrued license fees (See Note 8).

The Company has accrued $80,000 for salary due to a officer of the Company. This amount has been included in due to shareholders (2004 - $10,000).

Exhibit "D"
UPSTREAM BIOSCIENCES INC.
Notes to Financial Statements
December 31, 2005 and 2004

8)	Related Party Transactions:

During the year, the Company accrued $80,000 of wages to an officer of the company. This amount has been included in due to shareholders (2004 - $10,000).

These transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

9)	Income Taxes:

The Company has non-capital losses for income tax purposes of approximately $123,473 which may be available to reduce future years' taxable income. The future benefit of these loss carryforwards has been offset with a full valuation allowance. These losses will expire in 2015.

10)	Economic Dependency:

In 2005, one customer (2004 – one customer) accounted for 100% of revenue. The loss of this customer would have a material adverse affect on the Company's results of operations and financial condition.

11)	Commitments and Contingencies:

a)	Offer to Finance Upstream Biosciences Inc. -

Pursuant to an Offer to Finance Upstream Biosciences Inc. ("the Offer") dated December 10, 2005, Integrated Brand Solutions Inc. ("Integrated") will issue 18,000,000 shares to acquire all of the issued and outstanding shares of the Company. In accordance with the Offer Integrated is expected to raise up to US $2,000,000 in equity financing, subject to the Company achieving certain contract milestones.

b)	University of British Columbia License Agreement -

The Company entered into a License Agreement with the University of British Columbia on March 23, 2005 for a term of 10 years. Under the terms of the agreement the Company agreed to pay a license fee consisting of 0.5% of the Company's equity, with a non-dilution position up to a value of $2,000,000 in cash financing to the Company, and $7,500 which may be deferred for a period of 12 months. The Company is committed to issue the equity portion of the license fee subsequent to the acquisition of the Company by Integrated. In addition to the license fee, the Company agreed to pay a minimum annual royalty as follows:

Years 1 and 2	$7,500
Years 3 through 7	15,000
Year 8	20,000
Thereafter	20,000

As the value of 0.5% of the Company's equity cannot be determined at this time, no accrual for this portion of the license fee has been reflected in these financial statements.

c)	British Columbia Cancer Agency Branch License Agreement -

The Company entered into a License Agreement with the British Columbia Cancer Agency Branch ("the Agency") on March 10th, 2005 for a term of 7 years. Under the terms of the agreement the Company agreed to pay a license fee of $20,000, payable by the issuance of the Company of equity of an amount and kind equal, in the opinion of the Agency, to $20,000. The Company is committed to issue the equity portion of the license fee subsequent to the acquisition of the Company by Integrated. In addition to the license fee, the Company agreed to pay annual license fees equal to the greater of:

i)	10% of Gross Revenue of licensed product sold; and

ii)	$10,000

Exhibit "D"
UPSTREAM BIOSCIENCES INC.
Notes to Financial Statements
December 31, 2005 and 2004

11)	Commitments and Contingencies: (Continued)

d)	Advisory Services Contracts -

Pursuant to a contract dated August 29, 2005, the Company agreed to pay an aggregate of 120,000 common shares to consultants of the Company. Subsequent to December 31, 2005 the consultants agreed to cancellation of the advisory services contracts and rights to the shares. The consultants will be granted shares of the Company subsequent to acquisition by Integrated (Note 11a).

12)	Subsequent Events:

Subsequent to December 31, 2005 the Company:

i)

Issued a 5 year, $1,000,000 convertible debenture bearing interest at 5% to Novar Capital Corp. The principal of the debenture is convertible by the Company into common shares at a conversion price of $1.00 per share. Together with the issuance of the debenture, the Company issued 400,000 warrants to Novar Capital Corp., which entitle the holder to purchase an additional common share of the Company for an exercise price of $1.25 per share.

ii)

Amended the Offer to Finance Upstream Biosciences Inc. Pursuant to the amended share exchange agreement Integrated issued 24,000,000 common shares to acquire all of the issued and outstanding shares of the Company (Note 11a).

UPSTREAM BIOSCIENCES, INC.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
	2007	2006
	(Unaudited)	(Audited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$1,856,181	$471,527
Receivables	36,912	16,075
Prepaid expenses	3,832	5,649

	1,896,925	493,251

RESTRICTED CASH	10,856	10,455

OPTION TO PUCHASE SHARES (Note 2)	23,600	-

FURNITURE AND EQUIPMENT, net	9,568	11,644

	$1,940,949	$515,350

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$74,152	$104,093
Due to related parties (Note 3)	147,969	127,131
	222,121	231,224

CONVERTIBLE DEBENTURE (Note 4)	-	567,378

	222,121	798,602

COMMITMENTS AND CONTINGENCIES (Note 1)

CAPITAL STOCK (Note 5)
Authorized
100,000,000 preferred shares at $0.001 par value
750,000,000 common shares at $0.001 par value
Issued and outstanding
47,082,710 common shares (September 30, 2006 44,847,077)	3,129	893
ADDITIONAL PAID-IN CAPITAL	5,027,344	1,506,033
DEFERRED EXPENSE	(11,706)	(2,782)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(739)	(9,179)
DEFICIT ACCUMULATED DURING THE DEVELOPMENT STAGE	(3,299,200)	(1,778,217)

	1,718,828	(283,252)

	$1,940,949	$515,350

The accompanying notes are an integral part of these consolidated financial statements.

UPSTREAM BIOSCIENCES, INC
(A Development Stage Company )
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

					Cumulative Results
					From Inception
	Three Months Ended June 30,		Nine Months Ended June 30,		(June 14, 2004) to
	2007	2006	2007	2006	June 30, 2007

REVENUE	$-	$-	$-	$-	$67,600

OPERATING EXPENSES
Depreciation	793	-	2,346	-	3,109
Interest and finance charges	2,716	177,589	261,651	326,679	628,153
Interest income	(12,873)	-	(18,401)	-	(18,401)
Investor and corporate communications	13,770	17,199	48,212	23,480	71,867
License fees and royalties	4,267	6,142	7,513	29,090	54,736
Loss on foreign exchange	6,373	-	7,619	-	2,964
Management compensation - cash	105,310	82,774	264,851	160,838	590,528
- stock-based	92,267	-	639,851	700,150	1,340,001
Office and general administration	32,397	17,198	87,415	19,684	142,101
Professional fees	37,716	49,536	103,708	110,675	218,981
Research & development	37,498	-	116,218	-	235,061
	320,234	350,438	1,520,983	1,370,596	3,269,100

NET LOSS	(320,234)	(350,438)	(1,520,983)	(1,370,596)	(3,201,500)

DEFICIT, BEGINNING	(2,978,966)	(1,169,271)	(1,778,217)	(51,413)

Recapitalization adjustment	-	-	-	(97,700)	(97,700)

DEFICIT, ENDING	$(3,299,200)	$(1,519,709)	$(3,299,200)	$(1,519,709)	$(3,299,200)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.01)	$(0.01)	$(0.03)	$(0.03)

WEIGHTED AVERAGE NUMBER OF BASIC AND
DILUTED COMMON SHARES OUTSTANDING	46,790,233	44,810,577	45,629,977	54,539,392

The accompanying notes are an integral part of these consolidated financial statements.

UPSTREAM BIOSCIENCES INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

			Cumulative Results
			From Inception
	Nine Months Ended June 30,		(June 14, 2004) to
	2007	2006	June 30, 2007

CASH FLOW FROM OPERATING ACTIVITIES
Net loss for the period	$(1,520,983)	$(1,370,596)	$(3,201,500)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation	2,346	-	3,109
Shares issued for operating expenses	50,605	717,919	786,270
Amortization of fair value of granted stock options	639,851	268,108	907,959
Accretion of convertible debenture	232,621	40,963	302,808
Changes in operating assets and liabilities:
Receivables	(20,837)	2,997	(36,911)
Prepaid expenses	1,817	(17,526)	(6,613)
Accounts payable and accrued liabilities	(773)	(27,939)	63,950
Due to related parties	20,838	(64,287)	11,149

Net cash used in operating activities	(594,515)	(450,361)	(1,169,779)

CASH FLOW FROM INVESTING ACTIVITIES
Increase in restricted cash	(401)	(10,455)	(10,856)
Acquisition of option to acquire PPT	(23,600)	-	(23,600)
Purchases of furniture and equipment	(270)	(12,563)	(12,677)

Net cash used in investing activities	(24,271)	(23,018)	(47,133)

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from issuance of convertible debentures	-	1,000,000	1,000,000
Proceeds from issuance of common shares, net	1,995,000	-	1,995,345
Loan from related party	-	-	78,487

Net cash provided by financing activities	1,995,000	1,000,000	3,073,832

EFFECT OF EXCHANGE RATE CHANGES	8,440	(9,350)	(739)

NET INCREASE IN CASH
AND CASH EQUIVALENTS	1,384,654	517,271	1,856,181

CASH AND CASH EQUIVALENTS, BEGINNING	471,527	22,389	-

CASH AND CASH EQUIVALENTS, ENDING	$1,856,181	$539,660	$1,856,181

Supplemental cash flow information
Cash paid for:
Interest	$-	$-	$-
Income taxes	$-	$-	$-

During the quarter ended March 31, 2007, the Company issued 853,973 common shares upon early conversion of the converible debenture amounting to $853,973 including accrued interest (See Notes 4 and 5).

The accompanying notes are an integral part of these consolidated financial statements.

UPSTREAM BIOSCIENCES, INC.
(A Development Stage Company)
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007
(Unaudited)

1.           BASIS OF PRESENTATION

Unaudited Interim Consolidated Financial Statements

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB of Regulation S-B. They may not include all information and footnotes required by United States generally accepted accounting principles for complete financial statement disclosure. However, except as disclosed herein, there have been no material changes in the information disclosed in the notes to the financial statements for the period ended September 30, 2006, included in the Company’s Form 10-KSB filed with the Securities and Exchange Commission. The unaudited interim consolidated financial statements should be read in conjunction with those financial statements included in the Form 10-KSB. In the opinion of Management, all adjustments considered necessary for a fair presentation, consisting solely of normal recurring adjustments, have been made. Operating results for the nine months ended June 30, 2007 are not necessarily indicative of the results that may be expected for the year ending September 30, 2007.

Going concern
These unaudited interim consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles, on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As of June 30, 2007, the Company had working capital of $1,674,804 but has incurred losses since inception of $3,299,200. Further losses are anticipated in the development of its business and there can be no assurance that the Company will be able to achieve or maintain profitability. The continuing operations of the Company and the recoverability of the carrying value of assets is dependent upon the ability of the Company to obtain necessary financing to fund its working capital requirements, and upon future profitable operations. The accompanying financial statements do not include any adjustments relative to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty. There can be no assurance that capital will be available as necessary to meet the Company’s working capital requirements or, if the capital is available, that it will be on terms acceptable to the Company. The issuances of additional equity securities by the Company may result in dilution in the equity interests of its current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase the Company's liabilities and future cash commitments. If the Company is unable to obtain financing in the amounts and on terms deemed acceptable, the business and future success may be adversely affected. Management intends to finance operating costs over the next twelve months with existing cash on hand, additional private placements of capital stock and/or commercial loans.

2.           OPTION TO PURCHASE SHARES

In March 2007, the Company signed an exclusive three-month option agreement to purchase all of the outstanding shares of Pacific Pharma Technologies, Inc. (“PPT”) for a non-refundable payment of $23,600 (CAD$25,000). Both parties are committed to completing an agreement and by mutual consent have extended the option term beyond the initial three-month period in order to allow more time for the Company to conduct its due diligence and negotiate the terms of a potential acquisition transaction with the owners of PPT. All payments under the option agreement will be deductible from the purchase price pursuant to the anticipated purchase agreement.

UPSTREAM BIOSCIENCES, INC.
(A Development Stage Company)
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007
(Unaudited)

PPT is a Vancouver, British Columbia-based early-stage biopharmaceutical company with proprietary technologies relating to certain widespread infectious diseases and conducts on-going research to broaden their application into cancer treatment.

3.           RELATED PARTY TRANSACTIONS

At June 30, 2007, the Company owed $147,982 (September 30, 2006 - $127,131) for unpaid compensation to three Company officers, two of whom are also directors.

During the nine months ended June 30, 2007 and 2006, the compensation paid or accrued to the Company’s officers was as follows:

	2007	2006
Management fees and statutory benefits	$292,342	$160,838
Amortization of retirement allowances	87,500	-
Stock-based compensation	405,366	700,150
	$785,208	$860,988

Of the management fees incurred, $114,991 (June 30, 2006 - $nil) was expensed as research and development.

All related party transactions are conducted in the ordinary course of business and measured at the exchange amount, which is the consideration established and agreed between the related parties.

4.           CONVERTIBLE DEBENTURE

During the quarter ended March 31, 2006, the Company issued a $1,000,000 three-year convertible debenture bearing interest at 5% per annum which was due on February 1, 2009. The debenture was convertible into 1,000,000 shares of common stock anytime at the Company’s option. On March 16, 2007 and under the terms of the debenture agreement, the Company exercised its option to convert the outstanding principal of $800,000 and related interest payable of $53,973 by issuing its common shares to the debenture holders at $1.00 per share.

In September 2006, the Company filed a provisional patent application with the US patent office for certain ovarian and thyroid cancer biomarkers (“milestone event”). In accordance with the debenture agreement, this milestone event triggered the forfeiture of $200,000 of the debenture face value together with the expiry of all 400,000 stock purchase warrants, which were attached to the original debenture exercisable at $1.25 per share. Accordingly, the maturity value at February 1, 2009 was reduced to $800,000; the convertibility feature was reduced to 800,000 shares; and the stock purchase warrants expired. For the six months ended March 31, 2007, interest of $24,806 was accrued bringing the total interest payable to $53,973 at the date of conversion, March 16, 2007.

In addition, the Company allocated the proceeds of issuance between the convertible debenture and the detachable warrants based on their relative fair values. The $639,016 estimated fair value of the convertible debenture at issuance was determined based on a fair value interest rate of 20% on debt with a

UPSTREAM BIOSCIENCES, INC.
(A Development Stage Company)
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007
(Unaudited)

comparable risk profile. The $360,964 difference was attributed to the detachable warrants and recorded as additional paid-in capital. Over the three-year term of the debenture, the intention was to accrete this amount back to the face value of $1,000,000, which was subsequently reduced to $800,000 as explained above, at maturity and charging it to interest expense. In this connection, interest expense of $44,118 was accreted during the quarter ended March 31, 2007 thereby increasing the carrying value of the debenture from $567,378 at September 30, 2006 to $611,497 at March 16, 2007, prior to conversion. The remaining accretion of $188,503 was charged to operations as interest expense during the quarter ended March 31, 2007.

5.           CAPITAL STOCK

The authorized capital stock of the Company is comprised of 100,000,000 non-voting preferred shares and 750,000,000 common shares, both with a par value of $0.001 per share. As of June 30, 2007, there were no preferred shares issued and outstanding. The changes in common stock for the nine months ended June 30, 2007 are presented below:

(i)

On January 1, 2007, 28,602 shares were issued pursuant to an office lease agreement with the British Columbia Cancer Agency calling for advance payment of six months’ rent from November 1, 2006 to April 30, 2007 with a fair value of $17,494.

(ii)

On February 28, 2007, 666,667 units were issued pursuant to a private placement subscription agreement for cash consideration of $1,000,000 at a subscription price of $1.50 per unit. Each unit consists of one share of restricted common stock of the Company, one non-transferable Series A warrant and one non-transferable Series B warrant. Each Series A warrant is exercisable into one common share at an exercise price of $1.75 and each Series B warrant is exercisable into one common share at an exercise price of $1.85, both for a two year period expiring February 28, 2009. The fair values of the warrants were not valued nor recorded separately in the equity accounts of the Company.

(iii)

On March 15, 2007, 853,973 shares were issued upon early conversion of the three-year 5% convertible debenture. Under the terms of the debenture agreement, the Company exercised its option to convert the outstanding principal of $800,000 and related interest payable of $53,973 at $1.00 per share (See Note 4).

(iv)

On May 8, 2007, 666,667 units were issued pursuant to another private placement subscription agreement for cash consideration of $1,000,000. The terms and conditions of this financing were the same as the financing completed on February 28, 2007 as described in item (ii) above.

(v)

On June 5, 2007, 19,724 shares were issued pursuant to the same office lease agreement per above item 5(i) calling for advance payment of six months’ rent from May 1 to October 31, 2007 with a fair value of $17,200.

Stock Options

In March 2007, the Company approved and adopted a Stock Option Plan (the “Plan”) authorizing the issuance of up to 5,000,000 shares of common stock upon exercise of the non-qualified options granted pursuant to the Plan. Under the Plan, the Company’s employees, directors, officers, consultants and advisors (collectively the “Optionee Group”) are eligible to receive a grant of the Company’s shares,

UPSTREAM BIOSCIENCES, INC.
(A Development Stage Company)
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007
(Unaudited)

provided however that bona fide services are rendered by consultants or advisors and such services are not in connection with the offer or sale of securities in a capital-raising transaction.

During the months of March and May 2007, the Company granted 2,200,000 stock options pursuant to the Plan at the market price existing at the date of grant to certain members of the Optionee Group under the following terms and conditions:

(i)

800,000 options exercisable at $0.96 per share for 10 years ending March 16, 2017 with 300,000 vesting immediately, 300,000 vesting one year from date of grant, and 200,000 vesting two years from date of grant. These options were granted in fulfillment of the Company’s previous commitment to two senior officers, who are also directors.

(ii)

700,000 options with exercise prices ranging from $0.96 to $1.00 per share for 5 years ending March 16, 2012 with 400,000 vesting immediately, 200,000 vesting one year from date of grant, and 100,000 vesting two years from date of grant. 100,000 of these options were granted in fulfillment of the Company’s previous commitment to a corporate communications consultant while the Plan was under development.

(iii)

300,000 options with exercise prices ranging from $1.02 to $1.41 per share for 5 years ending March 27 and May 3, 2012 with 100,000 vesting immediately, 100,000 vesting one year from date of grant, and 100,000 vesting two years from date of grant.

The fair value of these options was estimated to be $1,649,400 using the Black-Scholes option pricing model incorporating the following assumptions: expected stock price volatility of 132%, risk-free interest rate of 3.5%, expected option life of 3 years and expected dividend yield of 0%. Due to the subjective nature of these assumptions, the fair value estimate can vary significantly with changed assumptions. In connection with these and previously granted options, the Company has recognized $639,851 of stock-based compensation in the statement of operations during the nine months ended June 30, 2007 (June 30, 2006 – $700,150) and credited the offset to additional paid-in capital. The unamortized balance of $909,399 will be charged to operations on a straight-line basis over the remaining vesting periods.

A summary of the Company’s outstanding stock options as of June 30, 2007 during the nine month period then ended is presented below:

			Number of
	Expiry Date	Exercise Price	Options

Balance, October 1, 2006	May 1, 2012	$0.80	400,000

Granted during the period:	March 16, 2017 .	$0.96	800,000
	March 16, 2012	$0.96 to $1.00	700,000
	March 27, 2012	$1.02	100,000
	March 16, 2017	$1.41	200,000
			1,800,000

Balance, June 30, 2007 (Unaudited)			2,200,000

The weighted average exercise price and remaining life of the stock options was $0.97 and 7.03 years, respectively.

UPSTREAM BIOSCIENCES, INC.
(A Development Stage Company)
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007
(Unaudited)

Stock Purchase Warrants

During the nine months ended June 30, 2007, the Company issued 1,333,334 Series A warrants to purchase 1,333,334 shares of the Company’s common stock at a price of $1.75 per share and 1,333,334 Series B warrants to purchase an additional 1,333,334 shares at a price of $1.85 per share pursuant to the private placement subscription agreements described above. Both Series A and B warrants expire two years from issuance.

A summary of the Company’s outstanding stock purchase warrants as of June 30, 2007 is presented below:

	Exercise	Number of
	Price	Warrants
October 1, 2006		-
Series A:
Issued	$1.75	1,333,334
Series B:
Issued	$1.85	1,333,334
Balance, June 30, 2007 (Unaudited)		2,666,668

Dilutive Securities

As of June 30, 2007, the Company had 4,866,668 potentially dilutive securities outstanding (September 30, 2006 – 400,000) in the form of 2,200,000 stock options and 2,666,668 stock purchase warrants.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.